UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Keane Group, Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018 Annual Meeting

Keane Group, Inc. Proxy Statement

ANNUAL MEETING

Thursday, May 24, 2018

10:00 A.M. Central Standard Time

The Woodlands Resort

2301 North Millbend Drive

The Woodlands, Texas 77380

MEETING HOURS

Registration 9:30 A.M.

Meeting 10:00 A.M.

Whether or not you plan to participate in the Annual Meeting in person, please promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

KEANE

Health, Safety, & Environment

The health and safety of our employees, and our responsibility for the environment in which we operate, is Keane's highest priority.

Operational Excellence

We deliver as promised, helping our customers get the most out of their assets with the greatest efficiency.

Partnership

We are a customer-focused business, which is accessible, responsive, and transparent in meeting our customers' needs.

Responsibility

We believe in continued responsible growth, fiscal stability, and transparency that creates value for our customers and employees.

James C. Stewart

Chairman and Chief Executive Officer

2121 Sage Road, Suite 370

Houston, TX 77056

April 13, 2018

Dear Keane Group, Inc. Stockholder,

Your board of directors and management cordially invite you to attend our 2018 Annual Meeting of Stockholders, to be held at The Woodlands Resort, located at 2301 North Millbend Drive, The Woodlands, Texas, 77380 on Thursday, May 24, 2018 at 10:00 a.m. Central Time.

Last year marked our first year as a public company, but also one of the most successful years in Keane’s history. Our initial public offering, which was completed in January 2017, set the stage for high public interest in the company and strong financial performance throughout the year. I am immensely proud of our team’s achievement of this critical milestone, and more importantly, our path ahead for continued growth and success benefitting our stockholders, customers, and employees.

Since completing our IPO, we have furthered our position as a leading provider of completions services in the United States. Our success has been underpinned by robust industry demand, our strategic partnerships with high-quality customers under a dedicated service model and our thoughtful approach toward growth. We have progressed optimization of our existing asset portfolio by deploying all of our previously idled hydraulic fracturing assets and by pruning our portfolio of non-core service lines as we grew via third party merger and acquisition activity. Upon delivery of three additional hydraulic fracturing fleets by the end of the third quarter of 2018, we will operate 1.35 million hydraulic horsepower in leading shale basins, including the Permian and Marcellus/Utica.

Beyond our growth and strategy, Keane’s success is driven by our highly dedicated personnel, and their focus on health, safety and environment (HSE) and executing on behalf of our customers. The deep relationships we build with our long-standing customers require proof of operating proficiency and fundamental trust, which I’m proud to say we earn daily. Keane is a leader in well site HSE and operational execution, built on our commitment to utilizing leading-edge HSE systems and comprehensively maintained high-quality equipment.

Our field execution has driven positive financial results, enabling continued investment in our business, while also initiating the return of value to shareholders through an announced share repurchase program. Throughout the year, we maintained and improved a healthy balance sheet, characterized by responsible leverage, sufficient liquidity and dynamic flexibility, and we are committed to maintaining a strong financial position going forward.

As we navigate the ever-changing U.S. completions services market, Keane remains ideally positioned with a strong outlook for continued growth and returns. We expect further growth in demand for high-quality completions services, combined with increasing service intensity, and Keane is excited to be part of that activity—meeting customer needs, delivering results, and driving value for our stockholders.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope. Thank you for your continued support and interest in our company.

Sincerely,

James C. Stewart

Chairman and Chief Executive Officer

2018 Proxy Statement | i

Notice of 2018 Annual Meeting of Stockholders

May 24, 2018

10:00 A.M. Central Standard Time

The Woodlands Resort

2301 North Millbend Drive

The Woodlands, Texas 77380

Dear Stockholders,

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Keane Group, Inc. (the “Company”). At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

1.	To elect the eleven individuals named in this Proxy Statement as directors of the Company until the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”) or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director;

2.	To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and auditor for the financial year ending December 31, 2018 and to authorize the board of directors of the Company, acting through the Audit and Risk Committee, to determine the auditors’ remuneration;

3.	To approve, in an advisory vote, the compensation of our named executive officers; and

4.	To recommend the frequency of advisory votes on named executive officer compensation.

The board of directors recommends that you vote “FOR” Proposals 1, 2 and 3 and vote “ONE YEAR” on Proposal 4. The foregoing items, including the votes required in respect of each, are set forth and more fully described in the accompanying Proxy Statement.

Stockholders of record at the close of business on March 29, 2018 are entitled to vote at the meeting or any adjournment. If you plan to attend the meeting, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with photo identification. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 A.M., and seating will begin at 9:45 A.M.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the board of directors

Kevin M. McDonald

Executive Vice President,

General Counsel & Corporate Secretary

Houston, Texas

April 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 24, 2018: This notice, the Proxy Statement, the proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 10-K”) are available on our website at www.keanegrp.com.

ii | Keane Group, Inc.

2018 Proxy Statement | iii

GENERAL INFORMATION

In this Proxy Statement, “Keane,” the “Company,” “we,” “us” and “our” refer to Keane Group, Inc., a Delaware corporation.

This Proxy Statement and proxy card are being made available on behalf of our board of directors, or our “Board,” to all stockholders beginning on or about April 13, 2018.

Meeting and Voting Information

Annual Meeting: May 24, 2018 at 10:00 A.M. Central Standard Time, The Woodlands Resort, 2301 North Millbend Drive, The Woodlands, Texas 77380.

Agenda

	Proposal	Required Approval	Board Recommendation
1.

Election of Directors. To elect each of the eleven individuals named in this Proxy Statement until the 2019 Annual Meeting or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director.

		Majority of Votes Cast	FOR each nominee
2.

Ratify Appointment of Independent Auditors. To ratify the appointment of KPMG as our independent auditor for the fiscal year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit and Risk Committee, to determine the auditors’ remuneration.

		Majority of Votes Cast	FOR
3.	Approve Executive Compensation. To approve, in an advisory vote, the compensation of our named executive officers.	Majority of Votes Cast	FOR
4.	Frequency Vote. To recommend the frequency of advisory votes on named executive officer compensation.	Majority of Votes Cast	ONE YEAR

Who Can Vote

All registered stockholders at the close of business on March 29, 2018 (the “Record Date”) have the right to notice of, and to vote, in person or by proxy, at the Annual Meeting. Each share of common stock is entitled to one vote. As of the Record Date, there were 112,243,769 shares of Keane common stock outstanding and entitled to vote.

Meeting Attendance

If you plan to attend the Annual Meeting in person, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with photo identification. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 A.M., and seating will begin at 9:45 A.M.

How to Vote

To ensure your representation at the Annual Meeting, we request that you grant your proxy to vote on each of the proposals in this Proxy Statement and any other matters that may properly come before the meeting to the persons

2018 Proxy Statement | 1

named in the proxy card by voting in one of the ways described herein no later than the Voting Deadline (defined below) whether or not you plan to attend.

Voting Deadline: 11:59 P.M. Eastern Standard Time on May 23, 2018.

Most of our stockholders hold their shares through a broker, bank, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting. If you received a printed set of proxy materials by mail, we have enclosed a proxy card for you to use to vote your shares.

Beneficial Owner

If your shares are held in a brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you on behalf of your broker, bank, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote and you also are invited to attend the Annual Meeting of Stockholders. If you received a printed set of proxy materials, your broker, bank, trustee or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank, trustee or other nominee how to vote your shares.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

See “Quorum and Voting” as to the effect of broker non-votes.

Quorum and Voting

A majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting. A “broker non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

If you are a beneficial owner and your broker or other nominee holds your shares in its name (in “street name”), the broker generally has discretion to vote your shares with respect to “routine” proposals. The only “routine” proposal in this Proxy Statement is Proposal 2. Proposals 1, 3 and 4 are “non-routine” and your broker may not vote your shares. Accordingly, if you hold your shares in “street name,” your broker will not be able to vote your shares on these matters unless your broker receives voting instructions from you.

Approval of each proposal will be decided by a simple majority of the votes cast “FOR” or “AGAINST,” in person or by proxy, provided a quorum is present. Abstentions and broker “non-votes” will not affect the voting results.

The election of each director nominee will be considered and voted upon as a separate proposal. There is no cumulative voting in the election of directors. If the proposal for the election of a director nominee does not receive the required majority of the votes cast, then the director will not be elected and the position on the Board that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy

2 | Keane Group, Inc.

upon the recommendation of its Nominating and Corporate Governance Committee, subject to re-election by the Company’s stockholders at the 2019 Annual Meeting. Abstentions and broker “non-votes” will not affect the voting results.

The chart below summarizes the voting requirements and effects of broker non-votes and abstentions on the outcome of the vote for the proposals at the Annual Meeting.

Proposal	Required Approval	Broker Discretionary Voting Allowed	Broker Non-Votes	Abstentions
1. Election of Directors	Majority of Votes Cast	No	No effect	No effect
2. Ratify Appointment of Independent Auditors	Majority of Votes Cast	Yes	N/A	No effect
3. Approve Executive Compensation	Majority of Votes Cast	No	No effect	No effect
4. Frequency Vote	Majority of Votes Cast	No	No effect	No effect

Proxies

A copy of the Proxy Materials and proxy card are being sent to each stockholder registered in our share register as of the Record Date. Stockholders not registered in our share register as of the Record Date will not be entitled to attend, vote or grant proxies to vote at the Annual Meeting. Your vote and proxy are being solicited by our board of directors in favor of Kevin M. McDonald or, failing him, James C. Stewart (the “Proxy Holders”), for use at the Annual Meeting.

We request that you grant your proxy to vote on each of the proposals in this notice and any other matters that may properly come before the meeting to the Proxy Holders by completing, signing, dating and returning the proxy card in accordance with the instructions thereon, for receipt by us no later than the Voting Deadline, whether or not you plan to attend.

If you are a registered holder and you properly complete and submit your proxy card in a timely manner, you will be legally designating the individual or individuals named by you in the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, to vote your shares in accordance with your instructions indicated on the card. If you are a registered stockholder and properly complete and submit your proxy card in a timely manner without naming your proxy or proxies and you do not indicate how your shares are to be voted, then the Proxy Holders will vote as the board of directors recommends on each proposal and if other matters properly come before the Annual General Meeting, the Proxy Holders will have your authority to vote your shares in their discretion on such matters.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy by:

•	writing to the Corporate Secretary at 2121 Sage Road, Suite 370, Houston, Texas 77056, such that the revocation is received no later than the Voting Deadline; or

•	submitting a later dated proxy via mail, to the address specified in the proxy materials, for receipt by us no later than the Voting Deadline.

If you have revoked your proxy as described above, you may attend and vote in person at the Annual Meeting.

If you are not a registered holder, but you hold your shares through a broker or other nominee, you must follow the instructions provided by your broker or other nominee if you wish to revoke a previously granted proxy, since attending the Annual Meeting alone will not revoke any proxy.

2018 Proxy Statement | 3

Multiple Proxy Cards

If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts and are registered in different names. You should complete and return each of the proxy cards to ensure that all of your shares are voted.

Cost of Proxy Solicitation

We have retained D.F. King & Co., Inc. to solicit proxies from our stockholders at an estimated fee of $8,500, plus expenses. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, electronically, by telephone or by mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. All costs of proxy solicitation will be borne by the Company.

Questions

You may call or contact our proxy solicitor, D.F. King & Co., Inc., at (800) 628-8528 or keane@dfking.com, or contact us care of the Corporate Secretary at 2121 Sage Road, Suite 370, Houston, TX 77056 or via telephone at (713) 960-0381 if you have any questions or need directions to be able to attend the meeting and vote in person.

Please Vote. Your Vote is Important to Us.

4 | Keane Group, Inc.

 Proposal 1  Election of Directors

The Board of Directors recommends that you vote “FOR” each nominee for director.

Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors of the Company has nominated each of the following eleven nominees to be elected at the Annual Meeting: Lucas Batzer, Dale Dusterhoft, Marc G.R. Edwards, Christian A. Garcia, Lisa A. Gray, Gary M. Halverson, Shawn Keane, Elmer D. Reed, James C. Stewart, Lenard B. Tessler and Scott Wille.

Each director elected will serve until the 2019 Annual Meeting or, in each case, until his or her earlier death, retirement, resignation or removal from the position of director. All of our nominees have consented to serve as directors and our board of directors has no reason to believe that any of the nominees will be unable to act as a director.

A director nominee will be re-elected if approved by a simple majority of the votes cast. If you properly submit a proxy card, but do not indicate how you wish to vote, the Proxy Holders will vote for all of the listed director nominees.

Director Information

Director Nominee Biographies

Age: 55

James C. Stewart, Chairman and Chief Executive Officer.

Mr. Stewart became the Chairman and Chief Executive Officer of Keane in March 2011. Prior to joining Keane, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years. Mr. Stewart’s qualifications to serve as Chairman and Chief Executive Officer include his broad leadership experience with oilfield services, as well as his long tenure and successes in the oil and natural gas market.

Age: 57

Marc G. R. Edwards, Lead Director.

Mr. Edwards has served as a member of Keane’s board of directors since September 2016. Mr. Edwards has served as President and Chief Executive Officer and as a member of the board of directors of Diamond Offshore Drilling, Inc., a deepwater water drilling contractor, since 2014. He previously spent 30 years at Halliburton Company, where he worked in various roles, most recently as Senior Vice President of the Completion and Production Division. Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton, which enables him to provide important contributions and a new perspective to our board of directors. His day-to-day leadership experience gives him invaluable insight regarding the operations of an oilfield services company.

2018 Proxy Statement | 5

Age: 34

Lucas N. Batzer, Director.

Mr. Batzer has served as a member of Keane’s board of directors since March 2016. He currently serves as a Managing Director of Private Equity at Cerberus Capital Management, L.P. (“Cerberus”), which he joined in August 2009. Prior to joining Cerberus, Mr. Batzer worked as an analyst at The Blackstone Group from 2007 to 2009. He has served on the boards of directors of ABC Group and Reydel Automotive, two automotive component suppliers, since June 2016 and November 2014, respectively. Mr. Batzer’s experience in the private equity industry, board experience and comprehensive knowledge of our business and operational strategy, positions him as an important resource on our board of directors.

Age: 57

Dale M. Dusterhoft, Director.

Mr. Dusterhoft has served as a member of Keane’s board of directors since March 2016 and currently serves as Chief Executive Officer and as a director of Trican Well Service L.P. (“Trican”), which he joined at its inception in 1996. He has served on the board of directors of Trican since August 2009. Prior to becoming Chief Executive Officer of Trican, Mr. Dusterhoft was the Company’s Senior Vice President of Technical Services. Before joining Trican, Mr. Dusterhoft worked for 12 years with a major Canadian pressure pumping company, where he held management positions in Operations, Sales and Engineering. Mr. Dusterhoft serves on the board of the Alberta Children’s Hospital Foundation and the Calgary Petroleum Club. In addition, Mr. Dusterhoft is a past President of the Canadian

Association of Drilling Engineers, the Canadian Section of the Society of Petroleum Engineers and a past member of the Industry Advisory Board of the Schulich School of Engineering at the University of Calgary. Mr. Dusterhoft’s
years of leadership and operational experience in large, successful enterprises in the oil industry is valuable to our board of directors’ understanding of the industry.

Age: 54

Christian A. Garcia, Director.

Mr. Garcia has served as a member of Keane’s board of directors since May 2017. Mr. Garcia currently serves as Executive Vice President and Chief Financial Officer of Visteon Corporation, a role he has held since October 2016. Previously, Mr. Garcia served in various executive and leadership roles at Halliburton Company, including as Senior Vice President and Acting Chief Financial Officer. Mr. Garcia has a Bachelor of Science in Business Economics from the University of the Philippines and a Master of Science in Management in Finance from Purdue University, and brings extensive financial and oilfield services experience to the Company.

Age: 62

Lisa A. Gray, Director.

Ms. Gray has served as a member of Keane’s board of directors since March 2011. Ms. Gray has served as Vice Chairman of Cerberus Operations and Advisory Company, LLC (“COAC”) since May 2015, as General Counsel from 2004 to 2017 and currently serves as Senior Legal Officer. Prior to joining Cerberus, she served as Chief Operating Executive and General Counsel for WAM!NET Inc. from 1996 to 2004. Prior to that, she was a partner at the law firm of Larkin, Hoffman, Daly & Lindgren, Ltd from 1990 to 1996. Prior to that, she was active in several non-profit corporations. Ms. Gray has over 25 years of experience in the areas of mergers and acquisitions, corporate debt restructuring and corporate governance. Ms. Gray serves as Vice Chairman and General Counsel of COAC, an affiliate of our largest beneficial owner, and has extensive experience and familiarity with us. In addition, Ms. Gray has extensive legal and corporate governance skills, which broaden the scope of our board of directors’ experience.

6 | Keane Group, Inc.

Age: 59

Gary M. Halverson, Director.

Mr. Halverson has served as a member of Keane’s board of directors since September 2016. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and a Partner at 360 Development Partners, a commercial real estate firm. Mr. Halverson was formerly Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various roles across the U.S., Latin America and Asia, including President of Surface Systems between 2005 and 2014, Vice President and General Manager for Western Hemisphere between 2002 and 2006, General Manager of Latin

America between 2001 and 2002 and Director of Sales and Marketing for Asia/Pacific/Middle East between 1993 and 2001. Mr. Halverson formerly served as Chairman of the Board of Directors of the Petroleum Equipment
Suppliers Association, as a director on the board of the General Committee of Special Programs of the American
Petroleum Institute, as a director on the board of the Well Control Institute and was the U.S. delegate to the World
Petroleum Congress. Mr. Halverson’s extensive involvement in the oilfield service industry brings a valuable perspective to our Board.

Age: 52

Shawn Keane, Director.

Mr. Keane has served as a member of Keane’s board of directors since March 2011. Mr. Keane served as President of Keane from 2008 to 2011 and helped transition the company into the hydraulic fracturing industry in the Marcellus/Utica Shale. Previously, he served as Keane’s Vice President between 2000 and 2008, and in various management positions from 1983 to 2000, when he began his employment with Keane & Sons Drilling, Inc., a predecessor entity of Keane. Mr. Keane’s knowledge of our company’s operational history and experience in the oilfield services industry is valuable to our board of directors’ understanding of our business and financial performance.

Age: 69

Elmer D. Reed, Director.

Mr. Reed has served as a member of Keane’s board of directors since April 2011. Prior to joining our board of directors, Mr. Reed served as Vice President, Executive Sales for Select Energy Services from 2010 to 2015 and in various management positions for BJ Services Company from 2003 to 2010, Newpark Drilling Fluids from 2001 to 2003 and Halliburton Energy Services from 1971 to 1999. Mr. Reed has over 45 years of oilfield service and operational experience. He served as a member of the board of directors of Circle Star Energy, an E&P company, in 2012. Mr. Reed has been active in the Independent Petroleum Association of America and is a lifetime member of the Society of Petroleum Engineers. He is also a member of Houston Livestock Show and Rodeo and Houston Farm and Ranch, and

regularly assists with infrastructure development projects in South America. Mr. Reed strengthens our board of directors with decades of experience in the oilfield service industry.

2018 Proxy Statement | 7

Age: 65

Lenard B. Tessler, Director.

Mr. Tessler has served as a member of Keane’s board of directors since October 2012. Mr. Tessler is currently Vice Chairman and Senior Managing Director of Cerberus, where he is a member of the Cerberus Capital Management Investment Committee. Prior to joining Cerberus in 2001, Mr. Tessler served as Managing Partner of TGV Partners from 1990 to 2001, a private equity firm which he founded. Earlier in his career, he was a founding partner of Levine, Tessler, Leichtman & Co., and a founder, Director and Executive Vice President of Walker Energy Partners. Mr. Tessler is currently Lead Director of Albertsons Companies, and a director of Avon Products, Inc. He is also a Trustee of the New York-Presbyterian Hospital where he is a member of the Investment Committee and the Budget and Finance Committee. Mr. Tessler’s leadership roles at our largest beneficial owner, his board service, his extensive experience in financing and private equity investments and his in-depth knowledge of our company and its acquisition strategy, provide critical skills for our board of directors to oversee our strategic planning and operations.

Age: 37

Scott Wille, Director.

Mr. Wille has served as a member of Keane’s board of directors since March 2011. Mr. Wille is currently Co-Head of North American Private Equity and Senior Managing Director at Cerberus, which he joined in 2006. Prior to joining Cerberus, Mr. Wille worked in the leveraged finance group at Deutsche Bank Securities Inc. from 2004 to 2006. Mr. Wille has served as a director of Remington Outdoor Company, Inc., a designer, manufacturer and marketer of firearms, ammunition and related products, since February 2014 and Albertsons Companies since 2015. Mr. Wille previously served as a director of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies, from September 2010 to October 2012. Mr. Wille’s experience in the financial and private equity industries, together with his in-depth knowledge of our company and its acquisition strategy, are valuable to our board of directors’ understanding of our business and financial performance.

Board of Directors

Family Relationships

None of our officers or directors has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

Board Composition

Our business and affairs are currently managed under the board of directors of Keane. Our board of directors has eleven members. Members of the board of directors will be elected at our annual meeting of stockholders to serve for a term of one year or until their successors have been elected and qualified, subject to prior death, resignation, retirement or removal from office.

Board Meetings

During 2017, the board of directors met seven times, the Audit and Risk Committee met four times, the Compensation Committee met seven times and the Nominating and Corporate Governance Committee met two times; all of the directors participated, in person or by telephone, in at least 75% of all board of directors and applicable committee meetings. It is our policy that directors are expected to attend each annual meeting of stockholders.

Director Independence

Our board of directors has affirmatively determined that Marc G. R. Edwards, Christian A. Garcia, Gary M. Halverson and Elmer D. Reed are independent directors under the applicable rules of the New York Stock Exchange (the “NYSE”) and as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

8 | Keane Group, Inc.

Director Nominations

In obtaining the names of possible director nominees, our Nominating and Corporate Governance Committee conducts its own inquiries and considers suggestions from other directors, management, stockholders and professional director search firms. The Nominating and Corporate Governance Committee’s process for evaluating nominees identified in unsolicited recommendations from stockholders is the same as its process for unsolicited recommendations from other sources.

The Nominating and Corporate Governance Committee believes that nominees should possess the highest personal and professional ethics, reputation, integrity and values and be committed to representing the long-term interests of our stockholders. Directors should have a record of accomplishment in their chosen professional field and demonstrate sound business judgment. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively, including attendance at and participation in board and committee meetings, and should be committed to serve on the board for an extended period of time. The Nominating and Corporate Governance Committee will consider independence, diversity of viewpoints, backgrounds and experience, including a consideration of gender, ethnicity, race, country of citizenship and age in determining whether a candidate will be an appropriate fit with, and an asset to, the board of directors. When considering existing directors, the Nominating and Corporate Governance Committee evaluates their history of attendance at board and committee meetings as well as contributions and effectiveness at such meetings.

In addition, pursuant to the terms of our bylaws and the Amended and Restated Stockholders’ Agreement, dated as of July 3, 2017, by and among the company, Keane Investor Holdings, LLC (“Keane Investor”), RockPile Energy Holdings, LLC (“RockPile Holdings”) and WDE RockPile Aggregate, LLC (the “White Deer Holder”), Keane Investor (or its permitted assignee or designee) has certain rights to designate members to our board of directors, subject to certain director qualifications, including the rights to:

•	following the date on which we cease to be a “controlled company” under the NYSE rules but prior to the date on which Keane Investor (or its permitted assignee or designee) cease to own 35% of the then outstanding shares of our common stock, appoint a number of individuals equal to one director fewer than 50% of our board of directors (rounded up to the next whole number);

•	for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 35% but more than 20% of our then-outstanding common stock, appoint the greater of (i) three individuals or (ii) 25% of our board of directors (rounded up to the next whole number);

•	for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 20% but more than 15% of our then-outstanding common stock, appoint the greater of (i) two individuals or (ii) 15% of our board of directors (rounded up to the next whole number); and

•	for so long as Keane Investor (or its permitted assignee or designee) has beneficial ownership of less than 15% but more than 10% of our then-outstanding common stock, appoint one individual to our board of directors.

For additional information, see “Other Information—Related Party Transactions” in this proxy statement.

Controlled Company

Keane Investor controls a majority of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

2018 Proxy Statement | 9

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We currently utilize, and intend to continue to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our Nominating and Corporate Governance Committee and Compensation Committee consist entirely of independent directors. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after specified transition periods.

More specifically, if we cease to be a controlled company within the meaning of these rules, we will be required to (i) satisfy the majority independent board requirement within one year of our status change, and (ii) have (a) at least one independent member on each of our Nominating and Corporate Governance Committee and Compensation Committee by the date of our status change, (b) at least a majority of independent members on each committee within 90 days of the date of our status change and (c) fully independent committees within one year of the date of our status change.

Board Leadership Structure

Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the board of directors should be separate. However, James C. Stewart currently serves as both Chief Executive Officer and Chairman. Our board of directors has considered its leadership structure and believes at this time that our company and its stockholders are best served by having one person serve in both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of our board of directors and management. Mr. Stewart also is able to use the in-depth focus and perspective gained in his executive function to assist our board of directors in addressing both internal and external issues affecting the Company.

Our corporate governance guidelines provide for the election of one of our directors to serve as Lead Director when the Chairman of the board of directors is also the Chief Executive Officer. Marc G. R. Edwards currently serves as our Lead Director, and is responsible for serving as a liaison between the Chairman and the non-management directors, approving meeting agendas and schedules for our board of directors and presiding at executive sessions of the non-management directors and any other board meetings at which the Chairman is not present, among other responsibilities. Our non-management directors meet regularly in executive sessions at which only non-management directors are present, and the Lead Director chairs those sessions.

Our board of directors expects to periodically review its leadership structure to ensure that it continues to meet the Company’s needs.

Role of Board in Risk Oversight

While the full board of directors has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit and risk committee oversees management of enterprise risks as well as financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Compliance Committee is responsible for overseeing the management of compliance and regulatory risks facing our company and risks associated with business conduct and ethics. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance. Pursuant to our board of directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full board of directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our board of directors and its committees.

10 | Keane Group, Inc.

Communication with the Board and its Non-Management Members

Persons may communicate with our board of directors by submitting such communication in writing to the attention of Kevin McDonald, Executive Vice President, in care of the Board of Directors, Keane Group, Inc., 2121 Sage Road, Suite 370, Houston, Texas 77056. Persons may communicate with the non-management members of the board of directors by submitting such communication in writing to Kevin McDonald, Executive Vice President, in care of the non-management members of the Board of Directors, Keane Group, Inc., 2121 Sage Road, Suite 370, Houston, Texas 77056.

Board Committees

Our board of directors has assigned certain of its responsibilities to permanent committees consisting of board members appointed by it. The charter for each committee of our board of directors is available on our website at www.keanegrp.com, by clicking on “Investors,” then “Corporate Governance,” then “Governance Documents,” then the name of the applicable committee charter.

Name	Audit & Risk Committee	Compensation Committee	Compliance Committee	Nominating & Corporate Governance Committee
Christian A. Garcia	🌑
Dale M. Dusterhoft		🌑		🌑
Elmer D. Reed			🌑
Gary M. Halverson	🌑			🌑
Lisa A. Gray			🌑	🌑
Lucas N. Batzer			🌑
Marc G. R. Edwards	🌑	🌑		🌑
Scott Wille		🌑
Shawn Keane		🌑	🌑

🌑 = Chairperson

🌑 = Member

Audit and Risk Committee

Our Audit and Risk Committee consists of Marc G. R. Edwards, Christian A. Garcia and Gary M. Halverson, with Christian Garcia serving as chair of the committee. The committee assists the board in its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements (to the extent not otherwise handled by our Compliance Committee), our independent auditor’s qualifications and independence, and the establishment and performance of our internal audit function and the performance of the independent auditor. Each of Messrs. Garcia, Edwards and Halverson qualify as independent directors under the corporate governance standards of the rules of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. Garcia qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the audit and risk committee is able to read and understand fundamental financial statements, including our balance sheet, statement of operations and cash flows statements.

Our board of directors has adopted a written charter under which the audit and risk committee operates. A copy of the audit and risk committee charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE, is available on our website.

2018 Proxy Statement | 11

Compensation Committee

Our Compensation Committee consists of Dale M. Dusterhoft, Marc G. R. Edwards, Shawn Keane and Scott Wille, with Scott Wille serving as chair of the committee. The Compensation Committee is authorized to review our compensation and benefits plans to ensure they meet our corporate objectives, approve the compensation structure of our executive officers and evaluate our executive officers’ performance and advise on salary, bonus and other incentive and equity compensation. A copy of the Compensation Committee charter is available on our website.

Compliance Committee

Our Compliance Committee consists of Lucas N. Batzer, Lisa A. Gray, Shawn Keane and Elmer D. Reed, with Lisa A. Gray serving as chair of the committee. The purpose of the Compliance Committee is to assist the board in implementing and overseeing our compliance programs, policies and procedures that are designed to respond to the various compliance and regulatory risks facing our company, and monitor our performance with respect to such programs, policies and procedures. A copy of the charter for the Compliance Committee is available on our website.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dale M. Dusterhoft, Marc G. R. Edwards, Lisa A. Gray and Gary M. Halverson, with Marc G. R. Edwards serving as chair of the committee. The Nominating and Corporate Governance Committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders, selecting director candidates to fill any vacancies on our board of directors and developing our corporate governance guidelines and principles. A copy of the Nominating and Corporate Governance Committee charter is available on our website.

Corporate Governance

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (“Code of Business Conduct and Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. In addition, our senior financial officers, including our principal executive officer and principal financial officer, are subject to a written code of ethics for senior financial officers. We have made a current copy of both codes available on our website, www.keanegrp.com and both are available in print and without charge to any person who sends a written request to our Corporate Secretary at 2121 Sage Road, Suite 370, Houston, TX 77056. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of either code.

Stockholder Recommendation of Director Nominees

We do not have formal procedures in place by which stockholders may recommend nominees to our board of directors.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman and Chief Executive Officer, executive sessions, standing board committees, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines are posted on our website.

12 | Keane Group, Inc.

Director Compensation

All non-employee members of our board of directors earned or received compensation for service on our board of directors during fiscal year 2017, as set forth in the table below and as described in the accompanying narrative.

(in dollars) Name	Fees Earned or Paid in Cash $	Stock Awards $(1)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and non- qualified Deferred Compensation Earnings $	All Other Compensation $	Total
Gary M. Halverson	75,000	—	—	—	—	—	75,000
Elmer D. Reed	75,000	—	—	—	—	—	75,000
Marc G. R. Edwards	100,000	—	—	—	—	—	100,000
Christian A. Garcia(2)	59,505	274,542	—	—	—	—	334,047
Lucas N. Batzer	75,000						75,000
Dale M. Dusterhoft	75,000						75,000
James E. Geisler	75,000						75,000
Lisa A. Gray	75,000						75,000
Shawn Keane	75,000						75,000
Lenard B. Tessler	75,000						75,000
Scott Wille	75,000						75,000

(1)	Reflects the grant date fair value calculated in accordance with ASC 718 (as defined below) of the restricted stock granted to Mr. Garcia in fiscal year 2017. See Note (12) Equity-Based Compensation in our consolidated and combined financial statements, included in our 2017 10-K, for a discussion of the assumptions used in the valuation of such awards.

(2)	Mr. Garcia joined our board of directors effective May 15, 2017.

As of December 31, 2017, the aggregate number of shares of restricted stock held by each non-employee director was:

Name	Number of Shares of Restricted Stock
Gary M. Halverson	20,833
Elmer D. Reed	20,833
Marc G. R. Edwards	34,722
Christian A. Garcia	18,947

Director Services Agreements

We have entered into Director Services Agreements with each of Marc G. R. Edwards, Christian A. Garcia, Gary M. Halverson and Elmer D. Reed. The Director Services Agreements provide that each such director serve on an at-will basis until the earlier of disability, death, resignation or removal.

Pursuant to the Director Services Agreement with Mr. Edwards, he serves as our lead director and is entitled to receive an annual fee of $100,000 per year. The Director Services Agreements with Messrs. Halverson, Reed and Garcia provide that each director is entitled to receive an annual fee of $75,000 per year. Mr. Garcia receives an additional annual fee of $20,000 for his service as chair of the audit and risk committee.

2018 Proxy Statement | 13

In connection with his appointment as a director, on May 15, 2017, we granted Mr. Garcia 18,947 shares of restricted stock under our Equity and Incentive Award Plan. Subject to Mr. Garcia’s continued service with the Company on each vesting date, his restricted stock will vest in three equal installments on each of May 15, 2018, May 15, 2019 and May 15, 2020, and will become fully vested upon a change in control. All unvested restricted stock will be forfeited upon a termination of service for any reason, except that upon a termination of service without cause, (i) all unvested restricted stock that would have vested on the next vesting date following the termination will vest upon such termination and (ii) the remaining unvested restricted stock will remain outstanding for a period of 90 days following the termination date and will vest if a change in control occurs during such 90-day period.

Commencing in fiscal year 2017, each of the other non-employee members of our board or directors became eligible to receive a director service fee in the amount of $75,000 per year.

14 | Keane Group, Inc.

 Proposal 2  Ratify Appointment of Independent Auditors and Authorize Auditors’ Remuneration

The Board of Directors recommends that you vote “FOR” this proposal.

The Audit and Risk Committee of the Board of Directors (the “Audit Committee”) of the Company has selected KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2018. While the Audit Committee is responsible for appointing, compensating and overseeing the independent auditors’ work, we are requesting the ratification of the appointment of KPMG as our audit for 2018 as a matter of good corporate governance. KPMG served as our independent auditor for 2017 and the Audit Committee took a number of factors into consideration in determining whether to reappoint KPMG as the Company’s independent auditor, including KPMG’s historical and recent performance, capabilities and expertise, tenure as the Company’s independent auditor and familiarity with the Company’s business. We believe the appointment of KPMG is in the best interest of the Company and its stockholders.

Representatives of KPMG are to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of KPMG as our independent auditor for 2018 requires the affirmative vote of a simple majority of the votes cast. If you properly submit a proxy card but do not indicate how you wish to vote, the Proxy Holders will vote for the proposal.

2018 Proxy Statement | 15

Audit Fees

The following table summarizes fees paid or accrued to our independent registered public accounting firm, KPMG, in connection with various services for the years ended December 31, 2017 and 2016 respectively:

	(Thousands of Dollars)
	2017	2016
Audit Fees(1)	$1,377	$671
Audit –Related Fees(2)	983	1,832
Tax Fees(3)	690	231
All Other Fees(4)	264	45
Total	$3,314	$2,779

(1)	Consists of fees for professional services rendered for the audits of our consolidated financial statements for fiscal years 2017, 2016 and 2015 included in our 2017 Form 10-K

(2)	Consists of fees billed for assurance and related services, primarily related to our initial public offering and acquisition of RockPile Energy Services, LLC (“RockPile”).

(3)	Consists of fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

Pre-Approval Policy

Our Audit Committee has adopted a policy (the “Pre-Approval Policy”), that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage KPMG to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“General Pre-Approval”). Unless a type of service to be provided by KPMG has received General Pre-Approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. On an annual basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by KPMG without first obtaining specific pre-approval from our Audit Committee. Our Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

During 2017 and 2016, no services were provided to us by KPMG other than in accordance with the pre-approval policies and procedures described above.

16 | Keane Group, Inc.

Audit Committee Report

The Audit Committee represents and assists the board of directors in providing independent, objective oversight of the Company’s accounting functions and internal control over financial reporting. The Audit Committee acts under a charter which is available on the Company’s website at www.keanegrp.com under “Investors,” then “Corporate Governance,” then “Governance Documents,” then “Audit and Risk Committee Charter.” The board of directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise.

Management is responsible for the Company’s financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting.

KPMG, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight role, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Keane Group, Inc. as of and for the year ended December 31, 2017; and

•	discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

The Audit Committee and the Board of Directors believe that, due to KPMG’s knowledge of the Company and the industry in which the Company operates, it is in the best interest of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the board of directors ask the stockholders to ratify the appointment of the independent registered public accounting firm at the 2018 Annual General Meeting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Annual Report on Form 10-K of Keane Group, Inc. for the year ended December 31, 2017.

The Audit and Risk Committee

Christian A. Garcia, Chair

Marc G.R. Edwards

Gary M. Halverson

2018 Proxy Statement | 17

 Proposal 3  Advisory Approval of Executive Compensation

The Board of Directors recommends that you vote “FOR” this proposal.

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the board of directors and the Compensation Committee when making future executive compensation decisions.

The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

We urge you to carefully review the Compensation Discussion and Analysis, or “CD&A,” section in this Proxy Statement, as well as the 2017 Summary Compensation Table, other compensation tables and related narrative discussion, for more information regarding the compensation of our NEOs. We believe the information in this Proxy Statement demonstrates the successful design and implementation of a compensation program that aligns stockholders’ and management’s interests.

A simple majority of the votes cast is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

18 | Keane Group, Inc.

 Proposal 4  Advisory Vote on the Frequency of Say on Executive Pay

The Board of Directors recommends that you vote “ONE YEAR” with respect to the frequency of advisory votes on named executive officer compensation.

We are asking our stockholders to recommend, on an advisory basis, whether a vote to approve the compensation of our named executive officers should occur every one, two or three years, commonly referred to as say-on-frequency. While this vote is not binding on our Company, the results of the vote on this proposal will be carefully considered by the board of directors and the Compensation Committee when determining how often we submit a resolution to our stockholders regarding our compensation decisions for our named executive officers.

The Board has determined that an advisory vote to approve executive compensation that occurs once every year is appropriate for the Company and its stockholders. In reaching this recommendation, the Board determined that holding an annual advisory vote to approve executive compensation enhances transparency and allows stockholders to provide direct annual feedback to the Company regarding the Company’s compensation philosophy, policies and practices, and is consistent with the Company’s policy of ongoing engagement and communication with stockholders.

A simple majority of the votes cast is required to approve this proposal. If you properly give a proxy but do not indicate how you wish to vote, the persons named on the proxy card, or if you do not name your proxy or proxies, the Proxy Holders, will vote for the proposal.

Executive Compensation

Our Executive Officers

Set forth below is certain information regarding our executive officers, other than the biography of our Chairman and Chief Executive Officer, which appears under “Proposal 1—Election of Directors—Director Information.”

Name	Age†	Position
James C. Stewart	55	Chairman and Chief Executive Officer
Gregory L. Powell	43	President and Chief Financial Officer
M. Paul DeBonis Jr.	58	Chief Operating Officer
Kevin M. McDonald	51	Executive Vice President, General Counsel & Secretary
Ian J. Henkes	46	Vice President & General Manager, South Region and National Wireline

†	As of December 31, 2017

2018 Proxy Statement | 19

Gregory L. Powell, President and Chief Financial Officer. Mr. Powell has served as Chief Financial Officer of Keane since March 2011. He previously held the title of Vice President between March 2011 and July 2015, when he became President. Prior to joining Keane, Mr. Powell served as an Operations Executive for Cerberus from 2006 to March 2011. During his tenure at Cerberus, he was responsible for evaluating new investments and partnering with portfolio companies to maximize value creation. Mr. Powell previously served on the board of directors and audit committee of Tower International, Inc., a manufacturer of engineered structural metal components and assemblies. Prior to joining Cerberus, Mr. Powell spent ten years with General Electric, starting with global leadership training and growing into various leadership roles in Finance and Mergers and Acquisitions, with his last role being Chief Financial Officer for GE Aviation—Military Systems.

M. Paul DeBonis Jr., Chief Operating Officer. Mr. DeBonis has served as Chief Operating Officer of Keane since May 2011. Prior to joining Keane, he served as President of Big Country Energy Services USA LP from May 2010 to May 2011 and as President of Pure Energy Services (USA), Inc. from June 2005 to May 2010. He previously served as Oilfield Services Marketing Manager at Schlumberger Limited. Mr. DeBonis started his oil and gas career with Dowell Services in the fracturing and cementing departments. He has worked in several basins throughout the United States and Canada. Mr. DeBonis was a Schlumberger Field Engineer Graduate in 1985. Mr. DeBonis has authored and published two papers related to hydraulic fracturing for the Society of Petroleum Engineers.

Kevin M. McDonald, Executive Vice President, General Counsel & Secretary. Mr. McDonald has served as Keane’s Executive Vice President, General Counsel & Secretary since November 2016. Prior to joining Keane, he served in leadership roles at Marathon Oil Corporation from 2012 to 2016, including as Deputy General Counsel of Corporate Legal Services and Government Relations, Deputy General Counsel of Governance, Compliance & Corporate Services and Assistant General Counsel. He practiced as a partner at the international law firm Fulbright & Jaworski LLP (now Norton Rose Fulbright LLP) in 2012. Mr. McDonald previously held various counsel positions, including President & Chief Executive Officer and acting General Counsel at Arms of Hope, a non-profit organization, from 2008 to 2012, Senior Vice President, General Counsel & Chief Compliance Officer at Cooper Industries between from 2006 to 2008, Associate General Counsel at Anadarko Petroleum from 2006 to 2008 and Managing Counsel (Litigation) at Valero Energy from 2002 to 2004. Mr. McDonald began his career as an associate at Norton Rose Fulbright LLP between 1992 and 2001.

Ian J. Henkes, Vice President & General Manager, South Region and National Wireline. Mr. Henkes joined Keane as Vice President for Human Resources in February 2016 and was promoted to his current position in July 2017. Prior to joining Keane, he served as Human Resources Manager for Schlumberger’s Drilling & Measurements global businesses from August 2014 to February 2016, as Vice President for North America at Pathfinder Energy Services from January 2013 to September 2014 and as Personnel Manager at Pathfinder Energy Services from September 2012 to December 2012. Prior to joining Pathfinder Energy Services, Mr. Henkes served in various roles at Schlumberger from 1994 to 2012.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A with the Company’s management. Based on the review and discussions, the Compensation Committee has recommended to our board of directors that this CD&A be included in this Proxy Statement.

The Compensation Committee

Scott Wille, Chair

Dale M. Dusterhoft

Marc G.R. Edwards

Shawn Keane

20 | Keane Group, Inc.

Compensation Discussion & Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2017 (“fiscal year 2017”).

NEO	Title
James C. Stewart	Chairman and Chief Executive Officer (“CEO”)
Gregory L. Powell	President and Chief Financial Officer (“CFO”)
M. Paul DeBonis Jr.	Chief Operating Officer
Kevin M. McDonald	Executive Vice President, General Counsel & Secretary
Ian J. Henkes	Vice President & General Manager, South Region and National Wireline(1)
R. Curt Dacar	Former Chief Commercial Officer(2)

(1)	Mr. Henkes served in the position of Vice President of Human Resources through June 30, 2017. Effective as of July 1, 2017, he was promoted to the position of Vice President & General Manager, South Region and National Wireline.

(2)	Mr. Dacar separated from service with the Company on September 1, 2017.

Executive Summary

Compensation Practices & Policies

The following practices and policies in our program promote sound compensation governance and are in the best interests of our stockholders and executives:

•	We link a significant portion of compensation to our annual financial performance or long-term stock price performance

•	We use an independent compensation consultant

•	We have a clawback policy covering cash and equity compensation

•	We have a prohibition on option repricing without stockholder approval

•	We have a prohibition on hedging of Company securities by our executive officers

•	We provide no single-trigger change-of-control cash severance payments

•	We provide no excise tax gross-ups

2017 Compensation Actions At-A-Glance

The Compensation Committee took the following compensation-related actions for fiscal year 2017:

•	Compensation Adjustments:

¡

Starting on March 4, 2015, each of Messrs. Stewart, Powell and DeBonis participated in a cost reduction program that included a 20% reduction to each such NEO’s base salary. Due to the Company’s improved economic conditions and financial performance, effective July 1, 2017, the Compensation Committee

2018 Proxy Statement | 21

approved the restoration of the base salaries of each of Messrs. Stewart, Powell and DeBonis to the level provided for in the NEO’s Executive Employment Agreement (as discussed below).

¡	In connection with our IPO, the Compensation Committee approved an increase in Mr. Henkes’ severance entitlement from six months to twelve months of his base salary. Further, due to his increased responsibilities in connection with his promotion from Vice President of Human Resources to Vice President & General Manager, South Region and National Wireline, effective as of July 2017, the Compensation Committee approved an increase of Mr. Henkes’ annual base salary from $245,000 to $300,000, and of his target annual bonus from 75% to 100% of base salary.

¡	In connection with the annual review of Mr. McDonald’s compensation, taking into account his achievements, his future potential contributions, the scope of his responsibilities and experiences and following a review of the compensation paid to the chief legal officers in our peer group, effective as of December 1, 2017, the Compensation Committee approved an increase of Mr. McDonald’s annual base salary from $335,000 to $400,000, and his target annual bonus from 75% to 100% of base salary.

•	Retention Bonuses/ Deferred Stock Awards: In 2016, in connection with our IPO, the Compensation Committee approved cash retention bonuses to each of Messrs. Stewart, Powell, DeBonis and Henkes to incentivize successful completion of the IPO and their continued service with the Company. To further align the interests of our senior management team with our stockholders, on March 16, 2017, the Compensation Committee and each of Messrs. Stewart, Powell and DeBonis agreed that in lieu of cash retention payments, such NEOs would be granted Deferred Stock Awards as further described below.

•	Annual Incentives: The Compensation Committee adopted an annual bonus program for fiscal year 2017, based on the achievement of specific Company performance objectives. Based on our level of achievement, our Compensation Committee has determined that each of our currently employed NEOs is eligible to receive an amount under the 2017 Executive Bonus Program equal to 200% of the NEO’s target bonus.

•	Long-Term Incentives: A significant amount of the compensation delivered to the NEOs is in the form of equity. In addition to the Deferred Stock Awards granted to Messrs. Stewart, Powell and DeBonis, the NEOs were awarded long-term incentives consisting of a mixture of restricted stock unit awards and stock options. The Compensation Committee believes the use of these equity vehicles creates strong alignment with the Company’s stockholders by linking NEO compensation closely to stock performance. For the stock options granted to the NEOs in fiscal year 2017, the exercise price was set at $19.00 per share, our IPO price. This resulted in a premium of approximately 30% above the closing price of our common stock on the grant date with respect to the stock options granted to the NEOs other than Mr. Dacar, and a premium of approximately 17% above the closing price of our common stock on the grant date with respect to the stock options granted to Mr. Dacar.

What Guides Our Program

Our Compensation Philosophy

Our compensation philosophy is driven by the following guiding principles:

•	A significant portion of an executive’s total compensation should be variable (“at-risk”) and linked to the achievement of specific short- and long-term performance objectives.

•	Executives should be compensated through pay elements (base salaries, short and long-term incentives) designed to enhance stockholder value by incentivizing our executives to work towards goals that drive a suitable rate of return on stockholder investment.

•	Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent to ensure we employ the best people to lead the

22 | Keane Group, Inc.

successful implementation of our business plans and to attract the caliber of executive we need to support the long-term growth of our enterprise.

•	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

The Principal Elements of Pay

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How it’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to stockholder value creation
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial and strategic goals that drive stockholder value creation and support the Company’s retention strategy
Retention Rewards	Cash or Equity (Fixed)	Provide incentive for executives to remain employed with the Company following our IPO to continue to drive stockholder value creation and support the Company’s retention strategy

Pay Mix

A majority of NEO total direct compensation for fiscal year 2017 was variable, at approximately 93% for our CEO, and approximately 91% for our other NEOs (excluding Mr. Dacar). The following charts illustrate the total direct compensation mix for our CEO and our other NEOs for fiscal year 2017:

2018 Proxy Statement | 23

Our Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of members of our board of directors. As a “controlled company,” the company is not required to comply with the NYSE corporate governance requirement that the Compensation Committee be composed entirely of independent directors. The Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee evaluates, determines and approves the compensation of our CEO and other executive officers, and to recommend the compensation of our outside directors. The Compensation Committee administers the Company’s equity plans and has overall responsibility for monitoring of the Company’s executive compensation policies, plans and programs. The Compensation Committee may delegate its authority relating to non-employee director compensation to a subcommittee consisting of one or more members, when appropriate. Details of the Compensation Committee’s authority and responsibilities are specified in the committee’s charter which is available on the Company’s website at www.keanegrp.com.

The Role of Management

Compensation Committee meetings are regularly attended by our CEO, CFO and General Counsel. Each of the management attendees provides the Compensation Committee with his specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their own compensation adjustments, but the Company’s independent compensation consultant may participate in those discussions.

The Role of the Independent Consultant

The Compensation Committee has the full authority to engage compensation consultants and other advisors to assist it in the performance of its responsibilities. Prior to retaining, or seeking advice from, a compensation consultant or other advisor, the Compensation Committee must consider the independence of such compensation consultant or other advisor. The independent compensation consultant retained by the Compensation Committee reports directly to the Compensation Committee.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The Compensation Committee assessed the independence of Pearl Meyer and determined that its work for the Compensation Committee has not raised any conflict of interest. In 2017, Pearl Meyer provided services to the Compensation Committee, including (i) a refreshed compensation review for the executive officers of the Company, including the NEOs, (ii) an assessment of the Company’s compensation components compared to survey and peer group data; and (iii) recommendations for total compensation opportunity guidelines (i.e., base salary and annual and long-term incentive targets). Pearl Meyer does not provide any services to the Company or any of its subsidiaries other than the services provided to the Compensation Committee.

24 | Keane Group, Inc.

The Role of the Peer Group

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executives in similar positions at peer companies. For purposes of setting fiscal year 2017 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly-available data from industry compensation surveys and proxy statements from the group of peer companies listed below.

Peer Companies
C&J Energy Services	Patterson-UTI Energy, Inc.
Ensco, Plc.	Pioneer Energy Services Corp.
Forum Energy Technologies	Precision Drilling Corporation
Helmerich & Payne, Inc.	ProPetro Holding Corp.
Nabors Industries, Ltd.	Rowan Companies, Plc.
Noble Corporation, Plc.	RPC, Inc.
Oil States International, Inc.	Superior Energy Services, Inc.
Parker Drilling Company

Peer Group Data Summary

Percentile	Revenue*	Market Cap**
	$ Millions
25th	$775	$1,139
50th	$1,338	$1,559
75th	$1,768	$2,165
FRAC	$1,561	$1,673
Percentile Rank	56th	55th

*	Projected 2017—Source Standard & Poor’s Capital IQ;

**	As of November 30, 2017—Source Standard & Poor’s Capital IQ

This market data is not the sole determinant in setting executive pay levels. The Compensation Committee also considers Company and individual performance, the nature of an individual’s role within the Company, and his or her experience and contributions to his or her current role when making its compensation-related decisions.

The 2017 Executive Compensation Program in Detail

Base Salary

We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are set forth in employment agreements between the Company and each NEO (the “Executive Employment Agreements”) and are reviewed annually by the Compensation Committee by taking into account the results achieved by each executive, his future potential contributions, scope of responsibilities and experience, and competitive pay practices. See the section titled “—Executive Employment Agreements” below for a further discussion regarding the Executive Employment Agreements.

Pursuant to the Executive Employment Agreements with each of Messrs. Stewart, Powell and DeBonis, each such NEO’s base salary was subject to the across-the-board 20% payroll reduction approved by the Compensation Committee on March 4, 2015 (the “Payroll Reduction Initiative”). Due to the Company’s improved economic conditions and financial performance, the Compensation Committee rescinded the Payroll Reduction Initiative

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effective July 1, 2017 (the “Rescission Date”). The following table sets forth the annual rate of base salary that each of Messrs. Stewart, Powell and DeBonis was entitled to receive prior to the Rescission Date and the annual rate of base salary each such NEO became entitled to receive on the Rescission Date:

	Base Salary Prior to Rescission Date	Base Salary Following Rescission Date
James C. Stewart	$800,000	$1,000,000
Gregory L. Powell	$450,000	$800,000
M. Paul DeBonis Jr.	$300,000	$350,000

Pursuant to the Executive Employment Agreements with each of Messrs. McDonald and Henkes, for fiscal year 2017 such NEOs were initially entitled to an annual base salary of $335,000 and $245,000, respectively. In connection with the annual review of Mr. McDonald’s compensation, taking into account his achievements, his future potential contributions, the scope of his responsibilities and experience, and following a review of the base salaries paid to the chief legal officers in our peer group, effective as of December 1, 2017, the Compensation Committee approved a 19% market-based adjustment of Mr. McDonald’s annual base salary to $400,000. In connection with the increased responsibilities assumed by Mr. Henkes in connection with his promotion, effective as of July 2017, the Compensation Committee approved a 22% adjustment of Mr. Henkes’ annual base salary to $300,000.

Pursuant to the Executive Employment Agreement entered into with Mr. Dacar as of May 18, 2017, Mr. Dacar was entitled to an annual base salary of $440,000. The compensation package provided to Mr. Dacar was intended to incentivize him to remain with the Company and assist in the integration of the RockPile business into the Company’s operations.

Special Bonuses, Payments and Awards

Trican Transaction Retention Payments

Effective upon the consummation of the Trican transaction, our board of directors approved the payment of monthly retention bonuses to Messrs. Stewart, Powell and DeBonis, in the amounts set forth in the table below (the “Retention Payments”), to be paid through the month prior to the month in which the Payroll Reduction Initiative was rescinded. The Retention Payments were reflected in the Executive Employment Agreements with each of Messrs. Stewart, Powell and DeBonis. The intent of the Retention Payments was to provide additional compensation to Messrs. Stewart, Powell and DeBonis during the Payroll Reduction Initiative in recognition of their managing a larger entity following the consummation of the Trican transaction. Due to the Company’s improved economic conditions and financial performance, the Compensation Committee rescinded the Payroll Reduction Initiative on the Rescission Date and thereafter Messrs. Stewart, Powell and DeBonis ceased to be eligible to receive the Retention Payments.

Monthly Retention Payment Prior to Rescission Date
James C. Stewart	$13,333
Gregory L. Powell	$23,333
M. Paul DeBonis Jr.	$3,333

IPO Bonus and Deferred Stock Awards

In 2016, our board of directors approved a cash bonus pool to be allocated to employees whose services were deemed necessary for the consummation of an initial public offering of our stock, including Messrs. Stewart, Powell, DeBonis and Henkes (“IPO Bonuses”). Subject to the consummation of an initial public offering of our stock, participants in the bonus pool would become eligible to receive two IPO Bonus payments, the first on January 1, 2018 and the second on January 1, 2019, subject to continued service through the payment date. Accordingly, upon

26 | Keane Group, Inc.

the consummation of the IPO, Messrs. Stewart, Powell, DeBonis and Henkes each became eligible to receive two IPO Bonus payments in the amounts set forth in the table below, the first on January 1, 2018 and the second on January 1, 2019. The Executive Employment Agreements with each of Messrs. Stewart, Powell and DeBonis, were amended to reflect these IPO Bonus payments.

On March 16, 2017, to further align the interests of Messrs. Stewart, Powell and DeBonis with those of our stockholders, our board of directors approved, and each such NEO agreed, that in lieu of such cash IPO Bonus payments, the NEO was granted a deferred stock award under our Equity and Incentive Award Plan. Each deferred stock award provides that, subject to the NEO remaining employed through the applicable vesting date and complying with the restrictive covenants imposed on him under his Executive Employment Agreement, the first stock bonus became vested on January 1, 2018 and was paid on February 15, 2018, and the second stock bonus will become vested on January 1, 2019 and be paid on February 15, 2019. If we incur a change of control or if the NEO’s employment is terminated by us without Cause or, in the case of Mr. Stewart or Mr. Powell, by him for Good Reason (such terms are discussed below), the NEO will be entitled to receive payment of any unpaid stock bonus. Each stock bonus will be paid in that number of shares of our common stock having a fair market value on the payment date equal to the bonus amount set forth in the table below:

	Bonus Amounts
	First Bonus	Second Bonus
James C. Stewart	$1,975,706	$1,975,706
Gregory L. Powell	$1,646,422	$1,646,422
M. Paul DeBonis Jr.	$658,569	$658,569
Ian J. Henkes	$43,897	$43,897

RockPile Transaction Bonus Award

In connection with the acquisition of RockPile and related transactions (the “RockPile Transaction”), we agreed to provide Mr. Dacar with three separate cash retention bonuses subject to his continued employment: $630,000 if he remained employed by RockPile through the closing date of the RockPile Transaction; $315,000 on the first anniversary of the closing date of the RockPile Transaction; and $315,000 on the second anniversary of the closing date of the RockPile Transaction (the “RockPile Bonuses”). The first RockPile Bonus was paid to Mr. Dacar in connection with the closing of the RockPile Transaction. Pursuant to the Dacar Separation Agreement (as defined below), the Company has agreed that following his separation from service, Mr. Dacar remains eligible to receive the remaining RockPile Bonus payments when otherwise payable.

Value Creation Plan

Effective upon the consummation of the Trican transaction, each of Messrs. Stewart, Powell and DeBonis became eligible to participate in our Value Creation Plan (the “Value Creation Plan”). Pursuant to the Value Creation Plan, each such NEO was eligible to receive up to three bonus payments, each in the amount of $666,667 for Messrs. Stewart and Powell and in the amount of $166,667 for Mr. DeBonis. Each bonus payment was payable upon our achievement of a financial or other milestone and the NEO remaining continuously employed through the payment date.

The first bonus was paid to the NEOs in June 2016 upon our achievement of over $66 million of demonstrated synergies as outlined in our Trican underwriting plan. The second bonus was paid upon the consummation of the IPO. The third bonus payment was payable if we generated at least $135 million of Adjusted EBITDA in fiscal year 2017. This milestone was achieved and the third bonus was paid in 2018.

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2017 Annual Incentives

Each Executive Employment Agreement provides that the NEO is eligible for an annual bonus. The Executive Employment Agreements with Messrs. Stewart, Powell and DeBonis each provide, and the Executive Employment agreement with Dacar provided, for a target annual bonus at 100% of base salary for the applicable year and the Executive Employment Agreements with Messrs. McDonald and Henkes each provided for a target annual bonus at 75% of base salary for the applicable year. In connection with the increased responsibilities assumed by Mr. Henkes in connection with his promotion, effective as of July 2017, the Compensation Committee approved an increase of Mr. Henkes’ target annual bonus to 100% of base salary. In connection with the annual review of Mr. McDonald’s compensation, taking into account his achievements, his future potential contributions, the scope of his responsibilities and experience, and following a review of the compensation paid to the chief legal officers in our peer group, effective as of December 1, 2017, the Compensation Committee approved an increase of Mr. McDonald’s target annual bonus to 100% of base salary. The actual annual bonuses payable to Messrs. Henkes and McDonald were determined by applying 75% to the base salary paid for the period prior to the increase in their target bonuses, and 100% to the base salary paid for the period following the increase in their target bonuses.

The Compensation Committee adopted the Annual Executive Bonus Program for Fiscal Year 2017 (the “2017 Executive Bonus Program”) under the terms of the Company’s Executive Incentive Bonus Plan. Initially, the 2017 Executive Bonus Program provided that each NEO was eligible to receive an annual bonus for fiscal year 2017 calculated by multiplying the NEO’s target bonus by the achieved “Funding Level” based on the Company’s achievement of the following metrics:

Performance Objectives	2017 Performance Metrics	Weighting
Corporate Financial Results	Cash Flow	50%
Corporate Financial Results	Adjusted EBITDA	50%

The funding amount was to be determined as set forth in the table below:

Achievement Level	Performance Hurdle	Funding Level
Threshold	Cash Flow: $0 Adjusted EBITDA: $73.6M	50%
Target	Cash Flow: $16M Adjusted EBITDA: $92M	100%
Stretch Level 1	Cash Flow: $31M Adjusted EBITDA: $115M	150%
Stretch Level 2	Cash Flow: $50M Adjusted EBITDA: $138M	200%
Stretch Level 3	Cash Flow: >$50M Adjusted EBITDA: >$138M	Linear incremental bonus increase up to the maximum bonus award provided under the Company’s Executive Incentive Bonus Plan.

The Funding Level would increase on a linear basis between the Threshold, Target and Stretch performance hurdles.

The Compensation Committee chose to utilize cash flow from operating activities and Adjusted EBITDA as they are pure measures of our profitability and how well our management team is operating the Company on a day-to-day basis.

In October 2017, in consultation with its compensation consultant Pearl Meyer, the Compensation Committee determined that:

•	as a result of favorable market conditions, the Company’s ability to deploy additional fleets and the resultant increase in working capital, cash flow became less of an indicator of management or the Company’s performance;

28 | Keane Group, Inc.

•	market conditions resulted in Adjusted EBITDA having an increased importance as a performance metric;

•	the successful integration of the RockPile business had become a priority for management for fiscal year 2017; and

•	the initial Adjusted EBITDA “Performance Hurdle” metrics, which were based on our IPO performance modeling, required updating following the RockPile Transaction to reflect the resulting additional Adjusted EBITDA reflected in the disclosed transaction forecast model used in connection with the RockPile Transaction.

Therefore, the Compensation Committee determined that the metrics under the 2017 Executive Bonus Plan should be adjusted to provide that the “Funding Level” would be based on the Company’s achievement of the following metrics:

Performance Objectives	2017 Performance Metrics	Weighting
Corporate Financial Results	Adjusted EBITDA	70%
Strategic Achievements	The successful completion of, and execution of the integration plan for, the RockPile Transaction (“RockPile Integration”)	30%

The funding of the Adjusted EBITDA metric was further adjusted as follows:

Achievement Level	Performance Hurdle	Funding Level
Threshold	$98.8M	50%
Target	$123.5M	100%
Stretch Level 1	$154.4M	150%
Stretch Level 2	$185.3M	200%
Stretch Level 3	>$185.3M	Linear incremental bonus increase up to the maximum bonus award provided under the Company’s Executive Incentive Bonus Plan.

The Funding Level would increase on a linear basis between the Threshold, Target and Stretch performance hurdles.

For fiscal year 2017 we achieved a level of Adjusted EBITDA of $214.5 million and our Compensation Committee determined that the RockPile Integration has substantially been achieved. Based on such achievements, our Compensation Committee approved a Funding Level equal to 200% of the target bonus for each participant in the 2017 Executive Bonus Program. As result, our currently employed NEOs became eligible to receive the payments set forth in the table below:

2017 Annual Bonus
James C. Stewart	$2,000,000
Gregory L. Powell	$1,600,000
M. Paul DeBonis Jr.	$700,000
Kevin M. McDonald	$527,768
Ian J. Henkes	$484,706

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2017 Long-Term Incentives

Long-term equity awards provide a strong link between executive pay and stockholder interests. Our NEOs are eligible to receive long-term equity awards under the stockholder approved Equity and Incentive Award Plan. For fiscal year 2017, equity awards were granted as a combination of stock options and restricted stock unit awards.

•	Stock options are performance-based awards that provide meaningful incentives for management to execute on the longer-term financial and strategic growth goals that drive stockholder value creation. This is because they only provide value to the NEOs if the price of the Company’s stock appreciates over time. Specifically, the value of the award depends on the price of our common stock in the future as compared to the exercise price of the options granted. There can be no assurance that any value will actually be realized under the stock options. As discussed below, for the stock options granted to the NEOs in fiscal year 2017, the exercise price was set at $19.00 per share, our IPO price, which resulted in a premium above the closing price of our common stock on the applicable grant date.

•	Restricted stock unit awards are intended to provide the NEOs with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant stock price volatility.

For fiscal year 2017, in conjunction with our IPO, the Compensation Committee consulted with Pearl Meyer and reviewed long-term incentive awards granted by other companies that had recently consummated initial public offerings and emerging companies. The Compensation Committee approved grants at levels higher than it intends to grant in future years to recognize the achievement of our NEOs in growing the business and positioning the Company for success following our IPO, to provide a market-based forward-looking retention and performance incentive for our NEOs, and to help ensure a meaningful initial ownership stake for each of our NEOs as a basis for sustained share ownership and direct stockholder alignment. In part to achieve these goals, the Compensation Committee determined that the initial awards granted to our senior management team for fiscal year 2017 would be calculated based on a value of $19.00 per share, our IPO price. Pearl Meyer provided the Compensation Committee with benchmark award levels, which the Compensation Committee reduced with respect to Messrs. Stewart, Powell and DeBonis after taking into consideration the Deferred Stock Awards granted to such NEOs. To further align such awards with our success following the IPO, the exercise price for the stock options granted to the NEOs in fiscal year 2017 (including to Mr. Dacar), was set at $19.00 per share, our IPO price. This resulted in a premium of approximately 30% above the closing price of our common stock on the grant date with respect to the stock options granted to the NEOs other than Mr. Dacar, and a premium of approximately 17% above the closing price of our common stock on the grant date with respect to the stock options granted to Mr. Dacar.

With respect to Mr. Dacar, the Compensation Committee approved grants to him in connection with his agreement to join the Company following the RockPile Transaction at a level intended to incentivize him to remain with the Company and assist in the integration of the RockPile business into the Company’s operations. Mr. Dacar forfeited his stock options and restricted stock units upon his separation of service from the Company on September 1, 2017.

The table below shows the number of long-term incentive awards granted for fiscal year for each of the NEOs:

NEO	Stock Option Awards	Restricted Stock Unit Awards	Total Grant Date Value ($)(1)
James C. Stewart	214,888	214,888	4,438,356
Gregory L. Powell	174,775	174,775	3,609,852
M. Paul DeBonis Jr.	56,454	56,454	1,166,016
Kevin M. McDonald	80,702	80,702	1,666,842
Ian J. Henkes	31,579	31,579	652,242
R. Curt Dacar	35,088	35,088	787,876

(1)	Reflects the grant date fair value calculated in accordance with ASC 718.

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The stock options and restricted stock units granted to the NEOs in fiscal year 2017 will vest in one-third increments on January 20 of each of 2018, 2019 and 2020, contingent upon the continued employment of the NEO through each vesting date. The stock options and restricted stock units will become fully vested in the event that the NEO’s employment is terminated without Cause, or other than in the case of Mr. DeBonis, for Good Reason, within twelve months following a change in control.

Executive Employment Agreements

Each currently employed NEO has entered into Executive Employment Agreements with the Company (which, in connection with the IPO, assumed the obligations under the Executive Employment Agreements from KGH Intermediate Holdco II, LLC with respect to Messrs. Stewart, Powell and DeBonis, and from Keane Group Holdings, LLC with respect to Messrs. McDonald and Henkes). The Executive Employment Agreements each provide for an initial term that will expire on March 16, 2019 with respect to Messrs. Stewart, Powell and DeBonis, November 7, 2019 with respect to Mr. McDonald, and February 1, 2018 with respect to Mr. Henkes. The Executive Employment Agreement will automatically renew for additional one-year periods unless either party provides written notice at least 90 days prior to the end of the then term and, as a result, Mr. Henkes’ Executive Employment Agreement has been renewed for an additional year.

Pursuant to the Executive Employment Agreements with the currently employed NEOs, in the event of a termination of the NEO’s employment by us without Cause or due to our non-renewal of the applicable Executive Employment Agreement, or by Messrs. Stewart, Powell, McDonald or Henkes for Good Reason, subject to the execution of a release, the NEO will be entitled to the following severance benefits:

•	severance payments equal to:

¡	for Mr. Stewart, two times the sum of his annual base salary, and the lesser of the average of the annual bonuses he received during the two years prior to termination and his target bonus;

¡	for Mr. Powell, two times his annual base salary; and

¡	for Messrs. DeBonis, McDonald and Henkes, his annual base salary

•	for Messrs. Stewart and Powell, a pro rata annual bonus for the year of termination;

•	for Mr. Powell (upon any termination other than death or voluntarily without Good Reason), and Messrs. McDonald and Henkes, reimbursement of the cost of continuation coverage of group health coverage for, in the cases of Messrs. Powell and McDonald up to twelve months following termination, and in the case of Mr. Henkes, up to six months following termination.

In addition, pursuant to the Executive Employment Agreements with Mr. Stewart and Mr. Powell, in the event of his termination of employment due to death or disability, subject to the execution of a release, he or his estate, as applicable, will be entitled to:

•	severance payments equal to three months of base salary paid for the three-month period following the date of termination; and

•	a pro rata annual bonus for the year of termination.

As an additional incentive to Mr. McDonald to accept employment with the Company, his Executive Employment Agreement provided that if a change in control had been consummated on or prior to December 31, 2017, in lieu of such amount he would have been entitled to a severance payment in the amount of $1,750,000.

For purposes of the Executive Employment Agreements, “Cause” generally means:

•	indictment, conviction or plea of no contest to a felony or any crime involving dishonesty or theft;

•	conduct in connection with employment duties or responsibilities that is fraudulent or unlawful;

2018 Proxy Statement | 31

•	conduct in connection with employment duties or responsibilities that is grossly negligent and which has a materially adverse effect on us or our business;

•	willful misconduct or contravention of specific lawful directions related to a material duty or responsibility directed to be undertaken from our board of directors;

•	material breach of obligations under the applicable Executive Employment Agreement;

•	any acts of dishonesty resulting or intending to result in personal gain or enrichment at our expense;

•	failure to comply with a material policy; or

•	for Mr. Powell, his failure to maintain primary residence in the Houston, Texas metropolitan area.

For purposes of the Executive Employment Agreements, as applicable, “Good Reason” generally means:

•	our failure to cure a material breach of our obligations under the applicable Executive Employment Agreement;

•	a material diminution of duties, position or title (in the case of Mr. Stewart, other than any diminution in connection with the appointment of a new Chairman or Chief Executive Officer if following such appointment Mr. Stewart remains as either Chairman or Chief Executive Officer);

•	a material reduction in base salary (and in the case of Mr. McDonald, his target bonus); or

•	a change in office location that increases the NEO’s commute from his principal residence by more than 50 miles.

Dacar Agreements

Mr. Dacar entered into an Executive Employment Agreement with the Company, dated May 18, 2017, which became effective on July 3, 2017, the closing date of the RockPile Transaction. The Executive Employment Agreement with Mr. Dacar provided for an initial term through July 3, 2020, with automatic renewals for additional one-year periods unless either party provided written notice at least 90 days prior to the end of the then term.

In connection with his separation from service with the Company, Mr. Dacar and the Company entered into a Separation Agreement and General Release dated as of September 1, 2017 (the “Dacar Separation Agreement”). Pursuant to the Dacar Separation Agreement, Mr. Dacar agreed to a release of claims against the Company and became eligible to receive the following severance benefits under his Executive Employment Agreement: (i) severance payments in the amount of $880,000, which amount is equal to two-years of his base salary, that will be paid in monthly installments for a period of two years from his separation date, and (ii) reimbursement of his cost for continuation coverage for group health coverage in the amount of $1,153 per month, for up to twelve months from his separation date. In addition, the Company agreed that Mr. Dacar would remain eligible to receive the remaining RockPile Bonus payments owed to him when otherwise payable, as discussed above.

Benefits & Perquisites

Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include employee benefit plans maintained by the Company, including the 401(k) program, the medical insurance and reimbursement program, the group term life insurance program, and the group disability program.

Our NEOs also receive an automobile allowance in the amount of $21,000 per year for Messrs. Stewart, Powell and DeBonis, and $20,400 per year for Messrs. McDonald and Henkes. During his employment, the Company paid the premiums for Mr. Dacar’s welfare benefits under an executive benefit plan assumed by the Company in connection with the RockPile Transaction (which program ended on December 31, 2017), and provided Mr. Dacar with a weekly phone allowance.

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Other Compensation Practices, Policies and Guidelines

Claw Back Policy

On February 23, 2017, our board of directors adopted the Company’s Compensation Recovery Policy (the “Claw Back Policy”). Pursuant to the Claw Back Policy, in the event of a revision and reissuance of a financial statement previously issued by the Company (an “Accounting Restatement”), our board of directors in its discretion may determine that the officer will be required to repay all or a portion of the amount of incentive-based compensation received by an officer of the Company that exceeds the amount of such compensation that such officer otherwise would been received determined based upon the Accounting Restatement. In the event that any such Accounting Restatement is required due to material non-compliance by the Company with any financial reporting requirement under the securities laws, then an executive officer of the Company will be obligated to repay the amount of incentive-based compensation received by such executive officer that exceeds the amount of such compensation that the executive officer otherwise would have received determined based upon the Accounting Restatement. The Claw Back Policy applies to any incentive-based compensation received by an officer of the Company during the three completed fiscal years of the Company immediately preceding the date of the applicable Accounting Restatement. For purposes of the Claw Back Policy, “incentive-based compensation” means any compensation (whether in cash, common stock, or otherwise) to an officer of the Company, that is granted, earned, vested or for which the amount is determined, wholly or in part, on the attainment by the Company of (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) any measure that is derived wholly or in part from such measures, or (iii) the Company’s stock price and total stockholder return.

Anti-Hedging Policy

We prohibit the NEOs and other executives from engaging in transactions designed to insulate them from changes in the Company’s stock price. Therefore, the Company has an anti-hedging policy that prohibits our NEOs from entering into transactions that include (without limitation) equity swaps or short sales of our securities, margin accounts or pledges of our securities, and hedges or monetization transactions involving our securities that are designed to hedge or offset any decrease in the market value of the Company’s securities. In addition, the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities is prohibited under this policy, and borrowing against any account in which our securities are held is prohibited.

2017 Risk Assessment

Each year, the Company performs a detailed risk analysis of each of its compensation programs. If warranted, the Compensation Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage any employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

2018 Proxy Statement | 33

For 2017, Section 162(m) of the Internal Revenue Code (the “Code”) generally prohibited any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and the next three highest compensated officers for such year, other than the CFO. The deduction limit under Section 162(m) of the Code did not apply to the Company in 2017 because, in general, Section 162(m) of the Code allowed for a three-year transition period after a company becomes publicly traded in connection with an initial public offering. Commencing in 2018, Section 162(m) of the Code has been revised to generally prohibit any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and the next four highest compensated officers for such year, including the CFO, and any employee who was covered under Section 162(m) of the Code in a prior year. In addition, commencing in 2018, Section 162(m) of the Code has been amended to remove an exception for qualified performance-based compensation. The Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interest of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, may not limit compensation to $1 million in any taxable year if it believes that the compensation is commensurate with the performance of the covered employee.

34 | Keane Group, Inc.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non- Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
James C. Stewart Chairman and Chief Executive Officer	2017	813,077	80,000	7,065,139	1,324,629	3,333,334	—	45,000	12,661,179
	2016	640,000	133,333	—	—	1,466,667	—	30,742	2,270,742
	2015	692,308	—	—	—	1,160,000	—	45,404	1,897,712
Gregory L. Powell President and Chief Financial Officer	2017	571,539	140,000	5,825,334	1,077,362	2,933,334	—	39,000	10,586,569
	2016	360,000	233,333	—	—	1,306,667	—	29,673	1,929,673
	2015	389,423	—	—	—	740,000	—	30,679	1,160,102
M. Paul DeBonis Jr. Chief Operating Officer	2017	292,885	20,000	2,135,156	347,998	1,033,334	—	45,000	3,874,373
	2016	240,000	33,333	—	—	466,667	—	29,223	769,223
	2015	259,615	—	—	—	460,000	—	34,385	754,000
Kevin M. McDonald Executive Vice President, Legal Counsel & Secretary	2017	338,750	—	1,169,372	497,470	527,768	—	38,719	2,572,079
Ian J. Henkes Vice President, Operations South & National Wireline GM	2017	271,154	—	457,580	194,662	484,706	—	38,400	1,446,502
Robert Dacar Former Chief Commercial Officer(6)	2017	76,155	1,260,000	571,584	216,292	—	—	76,000	2,200,031

(1)	Reflects a monthly retention payment to each of Messrs. Stewart, Powell and DeBonis through June 2017. Reflects cash bonuses payable to Mr. Dacar in connection with the RockPile Transaction, of which $630,000 was paid to Mr. Dacar in fiscal year 2017. Pursuant to the Dacar Separation Agreement, he will receive payments in the amount of $315,000 on each of the first and second anniversaries of the closing date of the RockPile Transaction, which amounts are deemed earned in fiscal year 2017 for the purposes of this Summary Compensation Table.

(2)	Reflects the grant date fair value calculated in accordance with ASC 718 of the restricted stock units granted to the NEOs in fiscal year 2017 and of the deferred stock awards granted to each of Messrs. Stewart, Powell and DeBonis in fiscal year 2017. See Note 12—Stock- Based Compensation in our audited consolidated and combined financial statements included in our 2017 10-K for a discussion of the assumptions used in the valuation of such awards. Mr. Dacar forfeited his restricted stock units upon his resignation on September 1, 2017.

(3)	Reflects the grant date fair value calculated in accordance with ASC 718 of the stock option granted to the NEOs in fiscal year 2017. See Note 12—Stock-Based Compensation in our audited consolidated and combined financial statements included in our 2017 10-K for a discussion of the assumptions used in the valuation of such awards. Mr. Dacar forfeited his stock options upon his resignation on September 1, 2017.

(4)	For fiscal year 2017, these amounts reflect (a) bonus payments earned in fiscal year 2017 under our Value Creation Plan to Messrs. Stewart, Powell and DeBonis and (b) an amount equal to 200% of the annual target bonus for each NEO (other than Mr. Dacar) payable under our 2017 Executive Bonus Program. For the fiscal year ended December 31, 2016, these amounts reflect (a) bonus payments earned in fiscal year 2016 under our Value Creation Plan and (b) amounts paid to the NEOs under our annual bonus plan for such fiscal year. For the fiscal year ended December 31, 2015, reflects amounts paid to the NEOs under our annual bonus plan for such fiscal year.

2018 Proxy Statement | 35

(5)	A detailed breakdown of “All Other Compensation” is provided in the table below:

Name	Year	Automobile Allowance ($)	401(k) Plan Company Contribution ($)	Severance ($)	Expenses ($) (a)	Total ($)
James C. Stewart	2017	21,000	24,000	—	—	45,000
	2016	21,000	9,742	—	—	30,742
	2015	21,404	24,000	—	—	45,404
Gregory L. Powell	2017	21,000	18,000	—	—	39,000
	2016	21,000	8,673	—	—	29,673
	2015	21,404	9,275	—	—	30,679
M. Paul DeBonis Jr.	2017	21,000	24,000	—	—	45,000
	2016	21,000	8,223	—	—	29,223
	2015	21,404	12,981	—	—	34,385
Kevin M. McDonald	2017	20,400	18,319	—	—	38,719
Ian J. Henkes	2017	20,400	18,000	—	—	38,400
Robert Dacar	2017	—	1,290	73,333	1,377	76,000

(a)	Reflects (i) payments in the amount of $1,197 made by the Company for Mr. Dacar’s welfare benefits pursuant to a RockPile executive benefit plan assumed by the Company in connection with the RockPile Transaction (which program ended on December 31, 2017), and (ii) a $180 phone allowance provided to Mr. Dacar.

(6)	Mr. Dacar joined the Company and was appointed as our Chief Commercial Officer on July 3, 2017, the closing date of the RockPile Transaction. Mr. Dacar resigned from the Company on September 1, 2017.

36 | Keane Group, Inc.

Grants of Plan Based Awards in Fiscal Year 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(3)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(3)	or Units (#)(5)	Options (#)(6)	Awards ($/Share)	Awards ($)(7)
James C. Stewart		500,000	1,000,000	5,000,000	—	—	—	—	—	—	—
	3/16/2017	—	—	—	—	3,951,412	—	—	—	—	—
	4/3/2017	—	—	—	—	—	—	214,888	—	—	3,113,727
	4/3/2017	—	—	—	—	—	—	—	214,888	19.00	1,324,629
Gregory L. Powell		400,000	800,000	5,000,000	—	—	—	—	—	—	—
	3/16/2017	—	—	—	—	3,292,844	—	—	—	—	—
	4/3/2017	—	—	—	—	—	—	174,775	—	—	2,532,490
	4/3/2017	—	—	—	—	—	—	—	174,775	19.00	1,077,362
M. Paul DeBonis Jr.		175,000	350,000	5,000,000	—	—	—	—	—	—	—
	3/16/2017	—	—	—	—	1,317,138	—	—	—	—	—
	4/3/2017	—	—	—	—	—	—	56,454	—	—	818,018
	4/3/2017	—	—	—	—	—	—	—	56,454	19.00	347,998
Kevin M. McDonald		191,942	263,884	5,000,000	—	—	—	—	—	—	—
	4/3/2017	—	—	—	—	—	—	80,702	—	—	1,169,372
	4/3/2017	—	—	—	—	—	—	—	80,702	19.00	497,470
Ian J. Henkes		121,177	242,353	5,000,000	—	—	—	—	—	—	—
	4/3/2017	—	—	—	—	—	—	31,579	—	—	457,580
	4/3/2017	—	—	—	—	—	—	—	31,579	19.00	194,662
Robert Dacar		109,096	218,192	5,000,000	—	—	—	—	—	—	—
	7/3/2017	—	—	—	—	—	—	35,088	—	—	571,583
	7/3/2017	—	—	—	—	—	—	—	35,088	19.00	216,292

(1)	Amounts represent the range of annual cash incentive awards the NEO was potentially entitled to receive based on the achievement of performance goals for fiscal year 2017 under the 2017 Executive Bonus Program as more fully described in “—Compensation Discussion and Analysis—2017 Annual Incentives.” The amounts actually paid are reported in the Non-Equity Incentive Plan column of the Summary Compensation table. Pursuant to the 2017 Executive Bonus Plan, performance below a specific threshold will result in no payment with respect to that performance goal.

(2)	For Mr. McDonald, reflects pro-rated threshold and target level amounts based on an annual base salary rate of $335,000 and target bonus of 75% of base salary through November 30, 2017, and an annual base salary rate of $400,000 and target bonus of 100% of base salary from December 1, 2017 through December 31, 2017. For Mr. Henkes, reflects pro-rated threshold and target level amounts based on an annual base salary rate of $245,000 and target bonus of 75% of base salary through June 30, 2017, and an annual base salary rate of $300,000 and target bonus of 100% of base salary from July 1, 2017 through December 31, 2017. For Mr. Dacar, reflects a pro-rated annual bonus for the period from July 3, 2017, the date he commenced employment with the Company, through December 31, 2017. Mr. Dacar forfeited his eligibility to receive an annual bonus upon his resignation from the Company.

(3)	Reflects the maximum bonus payable to any executive under the Company’s Executive Incentive Bonus Plan.

(4)	Reflects the aggregate value of the stock bonuses that may be issued in shares of our common stock under the Deferred Stock Awards granted to Messrs. Stewart, Powell and DeBonis.

(5)	Represents restricted stock units granted to the NEOs, as described in “—Compensation Discussion and Analysis—2017 Long-Term Incentives.”

(6)	Represent stock options granted to the NEOs, as described in “—Compensation Discussion and Analysis—2017 Long-Term Incentives.”

(7)	Reflects the grant date fair value as calculated in accordance with ASC 718. Assumptions used in the valuation of equity based awards are discussed in “Note 12—Stock-Based Compensation” in our audited consolidated and combined financial statements included in our 2017 10-K.

2018 Proxy Statement | 37

Outstanding Equity Awards at Fiscal Year End 2017

	Option Awards								Stock Unit Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)		(i)	(j)
James C. Stewart	—	214,888		—	19.00		4/3/2023		—		—		—	—
	—	—		—	—		—		214,888	(2)	4,085,021	(4)	—	3,951,412	(5)
Gregory L. Powell	—	174,775		—	19.00		4/3/2023		—		—		—	—
	—	—		—	—		—		174,775	(2)	3,322,473	(4)	—	3,292,844	(5)
M. Paul DeBonis Jr.	—	56,454		—	19.00		4/3/2023		—		—		—	—
	—	—		—	—		—		56,454	(2)	1,073,191	(4)	—	1,317,138	(5)
Kevin M. McDonald	—	80,702		—	19.00		4/3/2023		—		—		—	—
	—	—		—	—		—		80,702	(2)	1,534,145	(4)	—	—
	—	3,529	(3)	—	—	(6)	—	(7)	—		—		—	—
Ian J. Henkes	—	31,579		—	19.00		4/3/2023		—		—		—	—
	—	—		—	—		—		31,579	(2)	600,317	($)	—	—
	—	3,529	(3)	—	—	(6)	—	(7)	—		—		—	—
Robert Dacar	—	—		—	—		—		—		—		—	—

(1)	Reflects the number of unvested stock options held by the NEO. 33% of these stock options became vested and exercisable on January 20, 2018, and the remaining stock options will become vested and exercisable in equal portions on January 20 of each of 2019 and 2020, and will become fully vested and exercisable in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control.

(2)	Reflects the number of unvested restricted stock units held by the NEO. 33% of these restricted stock units became vested on January 20, 2018, and the remaining restricted stock units will become vested in equal portions on January 20 of each of 2019 and 2020, and will become fully vested in the event that the NEO’s employment terminates without cause or for good reason within twelve months following a change in control.

(3)	Reflects the number of Class B Units of Keane Investor held by the NEO. The Class B Units were granted to the NEOs prior to consummation of the IPO under a unit-based management compensation program sponsored by the Company prior to the IPO called the Keane Management Holdings LLC Management Incentive Plan (the “Class B Plan”). In connection with the IPO, the Class B Plan was assigned to and assumed by Keane Investor. The Class B Units represent profit interests in Keane Investor that are solely obligations of Keane Investor. The units held by Mr. McDonald will vest in equal portions on November 7, 2018 and November 7, 2019. 50% of the units held by Mr. Henkes became vested on March 15, 2018 and the remainder will vest on March 15, 2019. If the NEO’s service is terminated without Cause, all unvested units that would have vested on the next vesting date following termination will vest upon such termination, and the remaining unvested units will remain outstanding for a period of 90 days following termination and will vest if a change in control occurs during such 90-day period.

(4)	Based on the closing price per share of our common stock on December 29, 2017 of $19.01.

(5)	Reflects the aggregate value of the stock bonuses that may be issued in shares of common stock under the Deferred Stock Awards granted to Messrs. Stewart, Powell and DeBonis. Such amounts became vested 50% on January 1, 2018 and were paid in a number of shares of our common stock with a fair market value equal to such amount on February 15, 2018, and will become vested 50% on January 1, 2019 and paid in a number of shares of our common stock with a fair market value equal to such amount on February 15, 2019. Such amounts will become fully vested and paid in a number of shares of our common stock with a fair market value equal to such amount upon a change in control or a termination of employment without cause, or in the case of Messrs. Stewart and Powell, for Good Reason.

(6)	Class B Units have no exercise price. Instead, Mr. Henkes may be entitled to certain cash distributions from Keane Investor following the distribution of $468,000,000 to holders of Class A Units in Keane Investor, and Mr. McDonald may be entitled to certain cash distributions from Keane Investor following the distribution of $1,200,000,000 to holders of Class A Units and other Class B Units in Keane Investor.

(7)	Class B Units have no expiration date.

38 | Keane Group, Inc.

Option Exercises and Stock Vested in Fiscal Year 2017

No stock options were exercised and no restricted stock unit awards or deferred stock unit awards vested during fiscal year 2017.

Potential Payments Upon Termination or Change in Control

The tables below describe and estimate the amounts and benefits that our NEOs would have been entitled to receive upon a termination of their employment in certain circumstances or, if applicable, upon a change in control, assuming such events occurred as of December 31, 2017, the last day of fiscal year 2017. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would have received in such circumstances. The tables exclude compensation amounts accrued through December 31, 2017 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, payment for accrued but unused vacation and vested account balances under our retirement plans that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our common stock of $19.01, the closing price on December 29, 2017 (the “Year-End Closing Price”). Generally, payment of severance benefits to an NEO following termination of employment is subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company.

Mr. Dacar resigned during fiscal year 2017 and became eligible to receive the severance benefits described in “—Compensation Discussion and Analysis—Dacar Agreements.”

James C. Stewart
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	250,000	—	2,000,000	2,000,000	—
Annual Bonus(2)	2,000,000	—	2,000,000	2,000,000	—
Deferred Stock Award Vesting(3)	—	—	3,951,412	3,951,412	3,951,412
Stock Option Vesting(4)	—	—	—	2,149	—
Restricted Stock Unit Vesting(5)	—	—	—	4,085,021	—
Health Benefits	—	—	—	—	—
Total	2,250,000	—	7,951,412	12,038,582	3,951,412

(1)	Reflects severance payments equal to (i) in the event of Mr. Stewart’s death or disability, three months of his base salary payable over the three-month period following his termination, or (ii) in the event of a termination of Mr. Stewart’s employment without Cause or for Good Reason, an amount equal to two times his annual base salary payable over the 24-month period following his termination.

(2)	Reflects the annual bonus payable to Mr. Stewart for fiscal year 2017 under our 2017 Executive Bonus Program.

(3)	Pursuant to his Deferred Stock Award, Mr. Stewart’s unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause or for Good Reason.

(4)	Pursuant to his Stock Option Award, Mr. Stewart’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(5)	Pursuant to his Restricted Stock Unit Award, Mr. Stewart’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control.

2018 Proxy Statement | 39

Gregory L. Powell
Payments and Benefits	Death ($)	Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	200,000	200,000	—	1,600,000	1,600,000	—
Annual Bonus(2)	1,600,000	1,600,000	—	1,600,000	1,600,000	—
Deferred Stock Award Vesting(3)	—	—	—	3,292,844	3,292,844	3,292,844
Stock Option Vesting(4)	—	—	—	—	1,748	—
Restricted Stock Unit Vesting(5)	—	—	—	—	3,322,473	—
Health Benefits(6)	—	18,730	—	18,730	18,730	—
Total	1,800,000	1,818,730	—	6,511,574	9,835,795	3,292,844

(1)	Reflects severance payments equal to (i) in the event of Mr. Powell’s death or disability, three months of his base salary payable over the three-month period following his termination, or (ii) in the event of a termination of Mr. Powell’s employment without Cause or for Good Reason, an amount equal to two times his annual base salary payable over the 24 month period following his termination.

(2)	Reflects the annual bonus payable to Mr. Powell for fiscal year 2017 under our 2017 Executive Bonus Program.

(3)	Pursuant to his Deferred Stock Award, Mr. Powell’s unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause or for Good Reason.

(4)	Pursuant to his Stock Option Award, Mr. Powell’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(5)	Pursuant to his Restricted Stock Unit Award, Mr. Powell’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control.

(6)	Reflects our payment for the cost of continuation health coverage for Mr. Powell for twelve months following his termination.

M. Paul DeBonis Jr.
Payments and Benefits	Death or Disability ($)	For Cause or Voluntary Terminations ($)	Without Cause, No Change in Control ($)	Without Cause, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	700,000	700,000	—
Annual Bonus	—	—	—	—	—
Deferred Stock Award Vesting(2)	—	—	1,317,138	1,317,138	1,317,138
Stock Option Vesting(3)	—	—	—	565	—
Restricted Stock Unit Vesting(4)	—	—	—	1,073,191	—
Health Benefits	—	—	—	—	—
Total	—	—	2,017,138	3,090,894	1,317,138

(1)	Reflects severance payments equal to two times Mr. DeBonis’ annual base salary payable over the 24 month period following his termination in the event of a termination of his employment without Cause.

(2)	Pursuant to his Deferred Stock Award, Mr. DeBonis’ unvested stock bonuses will become fully vested upon a change in control or upon a termination of his employment without Cause.

(3)	Pursuant to his Stock Option Award, Mr. DeBonis’ unvested stock options will become fully vested in the event of a termination of his employment without Cause within twelve months following a change in control. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(4)	Pursuant to his Restricted Stock Unit Award, Mr. DeBonis’ unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause within twelve months following a change in control.

40 | Keane Group, Inc.

Kevin M. McDonald
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	400,000	1,750,000	—
Annual Bonus	—	—	—	—	—
Stock Option Vesting(2)	—	—	—	807	—
Restricted Stock Unit Vesting(3)	—	—	—	1,534,145	—
Class B Unit Vesting(4)	—	—	—	—	—
Health Benefits(5)	—	—	13,276	13,276	—
Total	—	—	413,276	3,298,228	—

(1)	Reflects severance payments equal to (i) Mr. McDonald’s annual base salary payable in a lump sum in the event of a termination of his employment without Cause or for Good Reason if no change in control was consummated on or prior to December 31, 2017, or (ii) $1,750,000 payable in a lump sum in the event of a termination of his employment without Cause or for Good Reason if a change in control had been consummated on or prior to December 31, 2017.

(2)	Pursuant to his Stock Option Award, Mr. McDonald’s unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(3)	Pursuant to his Restricted Stock Unit Award, Mr. McDonald’s unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control.

(4)	Pursuant to his Class B Interest Award Agreement, the next tranche of Mr. McDonald’s unvested Class B Units of Keane Investor Holdings LLC will become vested in the event of a termination of his employment without Cause, and the remaining unvested units will remain outstanding for a period of 90 days following termination and will vest if a change in control occurs during such 90-day period. The market value of the Class B Units is not determinable, because there is no public market for such units. Therefore, such value, if any, has not been included herein.

(5)	Reflects our payment for the cost of continuation health coverage for Mr. McDonald for twelve months following his termination.

2018 Proxy Statement | 41

Ian J. Henkes
Payments and Benefits	Death or Disability ($)	For Cause or Without Good Reason ($)	Without Cause or for Good Reason, No Change in Control ($)	Without Cause or for Good Reason, Upon or Following Change in Control ($)	Change in Control, No Termination of Employment ($)
Cash Severance(1)	—	—	300,000	300,000	—
Annual Bonus	—	—	—	—	—
Stock Option Vesting(2)	—	—	—	316	—
Restricted Stock Unit Vesting(3)	—	—	—	600,317	—
Class B Unit Vesting(4)	—	—	—	—	—
Health Benefits(5)	—	—	9,365	9,365	—
Total	—	—	309,365	909,998	—

(1)	Reflects severance payments equal to Mr. Henkes’ annual base salary payable over the 12 month period following his termination in the event of a termination of his employment without Cause or for Good Reason.

(2)	Pursuant to his Stock Option Award, Mr. Henkes’ unvested stock options will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control. The amount in the table reflects the aggregate per share value based on the Year-End Closing Price in excess of the option exercise price.

(3)	Pursuant to his Restricted Stock Unit Award, Mr. Henkes’ unvested restricted stock units will become fully vested in the event of a termination of his employment without Cause or for Good Reason within twelve months following a change in control.

(4)	Pursuant to his Class B Interest Award Agreement, the next tranche of Mr. Henkes’ unvested Class B Units of Keane Investor Holdings LLC will become vested in the event of a termination of his employment without Cause, and the remaining unvested units will remain outstanding for a period of 90 days following termination and will vest if a change in control occurs during such 90-day period. The market value of the Class B Units is not determinable, because there is no public market for such units. Therefore, such value, if any, has not been included herein.

(5)	Reflects our payment for the cost of continuation health coverage for Mr. Henkes for six months following his termination.

42 | Keane Group, Inc.

Other Information

Share Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of March 29, 2018 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding shares of capital stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address for each 5% stockholder, director and executive officer listed below is c/o Keane Group, Inc., 2121 Sage Road, Houston, TX 77056.

Name of Beneficial Owner	Shares beneficially owned	Percentage of common stock outstanding
5% Stockholders:
Keane Investor Holdings LLC(1)(2)	56,919,424	50.7%
WDE RockPile Aggregate, LLC(3)	8,544,422	7.6%

Directors:
James C. Stewart	203,318	*
Lucas N. Batzer	—	—
Dale M. Dusterhoft	—	—
Marc G. R. Edwards	52,082	*
Christian A. Garcia	18,947	*
Lisa A. Gray	—	—
Gary M. Halverson	31,249	*
Shawn Keane	—	—
Elmer D. Reed	24,308	*
Lenard B. Tessler	—	—
Scott Wille	—	—

Named Executive Officers:
James C. Stewart	203,318	*
Gregory L. Powell	168,471	*
M. Paul DeBonis Jr.	63,121	*
Kevin M. McDonald	44,823	*
Ian J. Henkes	18,196	*
R. Curt Dacar	99,370	*
All directors and executive officers as a group(2) (16 persons)	723,885	*

2018 Proxy Statement | 43

*	Represents less than 1%.

(1)	Keane Investor is held by a private investor group, including affiliates of Cerberus, members of the Keane family, Trican and certain current members of management. Messrs. Batzer, Geisler, Tessler, Wille and Ms. Gray are affiliated with Cerberus. Affiliates of Cerberus have indirect economic interests in our common stock through Cerberus’ Class A interests in Keane Investor. Mr. Dusterhoft is Chief Executive Officer and a director of Trican, which has, through its ownership of Class A Units in Keane Investor, indirect economic interests in our common stock. Shawn Keane is affiliated with several of the Keane Parties (as defined below) that own Class A Units in Keane Investor and which, collectively, have indirect economic interests in our outstanding common stock. Several members of our management, including Messrs. Stewart, Powell, DeBonis, McDonald and Henkes, hold Class B Units in Keane Investor. As a result, such individuals are entitled to certain cash distributions from Keane Investor. Trican also holds Class C Units in Keane Investor that entitle Trican to certain cash distributions from Keane Investor following certain distributions to the holders of Class A Units and Class B Units. See “Related Person Transactions.”

(2)	The address for Keane Investor Holdings LLC and Messrs. Batzer, Tessler, Wille and Ms. Gray is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

(3)	WDE RockPile Aggregate, LLC is owned directly and indirectly by several funds controlled by Edelman & Guill Energy Ltd., which is controlled by its directors Thomas J. Edelman and Ben A. Guill. Affiliates of Edelman & Guill Energy Ltd. have indirect economic interests in 8,544,422 shares or approximately 7.6% of our outstanding stock, calculated based on Edelman & Guill Energy Ltd.’s indirect control of WDE RockPile Aggregate, LLC. The address for WDE RockPile Aggregate, LLC and Messrs. Edelman and Guill is c/o WDE RockPile Aggregate, LLC, 700 Louisiana, Suite 4770, Houston, Texas 77002.

Related Person Transactions

Certain Related Party Transactions

We paid COAC, an affiliate of Cerberus, fees totaling approximately $0.3 million, $1.0 million and $0.7 million during 2017, 2016 and 2015, respectively, for consulting services provided in connection with improving the Company’s operations. We may retain COAC to provide similar services in the future.

KG Fracing Acquisition Corp., an affiliate of Cerberus, and several entities affiliated with the Keane family (the “Keane Parties”), including KCK Family Limited Partnership, LP and SJK Family Limited Partnership, LP, made certain members loans in the amount of $20,000,000 to Keane Group Holdings, LLC on December 23, 2014 (collectively, the “Shareholder Loan”). In connection with our acquisition of the Acquired Trican Operations in fiscal 2016, such entities contributed all of their right, title and interest in and to the Shareholder Loan (other than accrued but unpaid interest, which was canceled and forgiven) in exchange for an aggregate 41,468.59 Class A Units.

Several of our board members are employees of Cerberus, and funds managed by one or more affiliates of Cerberus indirectly own a substantial portion of our equity through their ownership of Keane Investor.

Organizational Transactions

In connection with our corporate reorganization and in connection with our IPO, we entered in transactions with certain of our affiliates who became members of Keane Investor. See Note (1) Basis of Presentation and Nature of Operations of “Item 8. Financial Statements and Supplementary Data” in our 2017 10-K for a description of these transactions.

Trican Transaction

On January 25, 2016, Keane Frac, LP entered into an asset purchase agreement with Trican, pursuant to which Keane Frac, LP agreed to acquire substantially all of the pressure-pumping assets, of which Trican had previously invested $1 billion in before write-downs, and assume specified related liabilities, relating to Trican’s U.S. oilfield services business. The Trican transaction was completed on March 16, 2016 for aggregate consideration comprised of a cash payment of $200 million, subject to customary working capital adjustments, and Class A and Class C Units of Keane Group Holdings, LLC. Trican agreed to provide Keane Group Holdings, LLC a seller indemnity (payable by Trican in

44 | Keane Group, Inc.

cash or through a return of a portion of its interests in Keane Group Holdings, LLC to Keane Group Holdings, LLC), against which we have asserted certain claims. In addition, the seller indemnity is further partially backstopped by a representations and warranties insurance policy for the benefit of Keane Group Holdings, LLC.

As a result of the Trican transaction, Keane Frac, LP acquired, among other things, approximately 645,000 hydraulic horsepower, 14 cement pumps, seven coiled tubing units, 19 nitrogen units and 14 acidizing units and assumed various customer relationships. In addition, Keane Frac, LP acquired Trican U.S.’s operating bases located in strategic oil and gas basins, including the Permian Basin, the Marcellus Shale/Utica Shale, the SCOOP/STACK Formation, the Bakken Formation and the Eagle Ford Shale, as well as the Engineered Solutions Center.

Keane Frac, LP also acquired ownership of substantially all intellectual property relating primarily to Trican’s U.S. oilfield services business, which includes know-how, trade secrets, formulas, processes, customer lists and other non-registered intellectual property primarily used in connection with that business (the “Acquired Trican Intellectual Property”).

We refer to the acquired assets and assumed liabilities acquired in the Trican transaction as the “Acquired Trican Operations.”

In addition, Keane Group Holdings, LLC entered into two fully paid-up, perpetual, non-exclusive licenses to certain intellectual property owned by Trican or its affiliates and used in Trican’s U.S. oilfield service business, other than the Acquired Trican Intellectual Property. In the first license agreement between Keane Group Holdings, LLC and Trican (the “Pump Control IP License Agreement”), Keane Group Holdings, LLC obtained the right to use Trican’s electronic control system technology related to pump control and all related intellectual property owned by Trican as of the closing date of the Trican transaction, limited to the oilfield services business in the United States. The Pump Control IP License Agreement also grants Keane Group Holdings, LLC a non-exclusive right of offer to negotiate and enter into a separate license agreement for certain intellectual property newly developed by Trican or its affiliates following the consummation of the Trican transaction on commercially reasonable terms, which will expire upon the later of (i) a change of control of Keane Group Holdings, LLC, (ii) the date Trican ceases to own any equity interest in Keane Group Holdings, LLC, or (iii) five years from the date of the Pump Control IP License Agreement.

In a separate license agreement entered into between Keane Group Holdings, LLC and Trican as part of the Trican transaction (the “General IP License Agreement”), Keane Group Holdings, LLC obtained the right to use substantially all intellectual property owned by Trican or its affiliates used in Trican’s U.S. oilfield services business as of the closing date of the Trican transaction (other than intellectual property related to MVP Frac and Trivert (the “Fracking Fluids”)), limited to the oilfield services business in the United States. In addition, Keane Group Holdings, LLC received the right to use certain Trican proprietary fracking-related fluids as of the closing date of the Trican transaction, including the Fracking Fluids, for Keane Group Holdings, LLC’s hydraulic fracturing services to its customers, which license does not allow Keane to manufacture the Fracking Fluids but allows Keane Group Holdings, LLC to purchase the Fracking Fluids from Trican’s suppliers on favorable pricing terms. Keane Group Holdings, LLC also received the right to negotiate with Trican for the supply of Fracking Fluids that are improved following the consummation of the Trican transaction on terms at least as favorable as the most favorable terms granted by Trican to any of its other customers or licensees, which will expire upon the later of (i) a change of control of Keane, (ii) the date Trican ceases to own any equity interest in Keane, or (iii) five years from the date of the General IP License Agreement.

Keane Group Holdings, LLC also entered into a non-competition provision with Trican as part of its acquisition of the Acquired Trican Operations, pursuant to which, subject to certain limited exceptions, Keane may not compete, directly or indirectly, with Trican in Canada in the oilfield services business through March 16, 2018. Subject to certain limited exceptions, Keane also may not own an interest in any entity that competes directly or indirectly with Trican in Canada, other than with respect to any industrial services or completion tools business or certain interests in companies with limited revenues derived from Canadian operations. Keane is also restricted from knowingly interfering with business relationships of Trican. The non-competition provision does not restrict Keane’s ability to participate in certain limited equity investments in publicly owned companies.

2018 Proxy Statement | 45

Pursuant to the non-competition provision above, Trican may not compete with Keane in the oilfield services business in the United States, own an interest in any entity that competes, directly or indirectly, with Keane in any capacity, or knowingly interfere with the business relationships of Keane, in each case subject to certain limited restrictions, until the earlier of March 16, 2018 and the date on which certain prescribed reductions in Trican’s ownership interests in Keane occurs.

At the time of the transaction, Keane Group Holdings, LLC and Trican also entered into a customary transition services agreement that facilitated Keane Group Holdings, LLC’s integration of the acquired business into its existing operations.

Stockholders’ Agreement

In connection with the IPO, Keane entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with Keane Investor. Upon the consummation of the RockPile Acquisition, on July 3, 2017 (the “RockPile Closing Date”), the Company, RockPile Holdings, LLC (“RockPile Holdings”), the White Deer Holder and Keane Investor amended and restated such Stockholders’ Agreement. The rights of Keane Investor under such agreement are described below:

Registration Rights

Any holders of registrable securities that are party to, or permitted assignees of rights under, the Stockholders’ Agreement (each such party, a “Holder”) and (i) collectively and beneficially own at least 20% of the total issued and outstanding Registrable Securities (as defined herein) or (ii) collectively and beneficially own at least 10% of the total issued and outstanding Registrable Securities, provided they beneficially own Registrable Securities equivalent to at least 50% of the Registrable Securities beneficially owned by them as of the effective date (each such Holder, a “Demand Holder”) may, subject to limitations, request we register the resale, under the Securities Act, of all or any portion of the shares of common stock that such Demand Holder owns (provided that in the case of a demand from Keane Investor, shares to be registered are on a pro rata and pari passu basis based on each member of Keane Investor’s beneficial ownership of Registrable Securities).

With respect to the Stockholders’ Agreement, “Registrable Securities” generally refers to outstanding shares of our common stock owned or hereafter acquired by a Holder; provided, however, that any such shares shall cease to be Registrable Securities to the extent (i) a registration statement with respect to the sale of such shares has been declared effective under the Securities Act and such shares have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such shares have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or Rule 145 of the Securities Act (or any successor rule), or (iii) such shares cease to be outstanding.

Any Demand Holder may require that we effect a registration, and either RockPile Holdings or the White Deer Holder may require that we effect a registration with respect to the Registrable Securities held by the RockPile Holders (as defined in the Stockholders’ Agreement), provided that we are not required to effect more than one “marketed” underwritten offering or more than one demand registration in any consecutive 180-day period (excluding a marketed underwritten offering at the request of RockPile Holdings or the White Deer Holder), that the number of shares of common stock requested to be registered in any underwritten offering have a value equal to at least $40.0 million or 100% of the Registrable Securities then held by such Demand Holder, that we are not required to effect more than one demand registration (including a marketed underwritten offering) at the request of RockPile Holdings or the White Deer Holder and that we are not required to effect more than six demand registrations. We may postpone for a reasonable period of time, which may not exceed 90 days, the filing of a registration statement that a Demand Holder requested that it file pursuant to the Stockholders’ Agreement if our board of directors determines that the filing of the registration statement would require us to disclose material non-public information that, in our board of directors’ good faith judgment, after consultation with independent outside counsel to the Company, would be required to be disclosed in such registration statement but which we have a bona fide business purpose for not disclosing publicly, provided that, unless otherwise approved in writing by the Holders of a majority of our common stock that demanded the registration, we may not postpone such filing more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period.

46 | Keane Group, Inc.

In addition, if we propose to register additional shares of common stock, each Holder will be entitled to notice of the registration and will be entitled to include its shares of common stock (on a pro rata and pari passu basis) in that registration with all registration expenses paid by us. Prior to the distribution by Keane Investor of all of the common stock it holds as of the completion of this offering to its equityholders, Holders other Keane Investor or a Demand Holder will not be entitled to include shares of common stock held by such Holder in a registration proposed by us unless Keane Investor or a Demand Holder also elects to participate in such registration.

Board Representation Rights

Pursuant to the Stockholders’ Agreement, we are required to appoint individuals designated by Keane Investor (the “Keane Investor Designees”) to our board of directors.

Our certificate of incorporation provides that, prior to the date that Keane Investor and its respective affiliates (as defined in Rule 12b-2 of the Exchange Act), or any person who is an express assignee or designee of Keane Investor’ respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliate)(of these entities, the entity that is the beneficial owner of the largest number of shares is referred to as the “Designated Controlling Stockholder”) ceases to own, in the aggregate, at least 50% of the then-outstanding shares of our common stock (the “50% Trigger Date”), the authorized number of directors may be increased or decreased by the Designated Controlling Stockholder or a majority of our directors. The Designated Controlling Stockholder shall, immediately prior to the 50% Trigger Date, set the size of the board of directors at 11 directors. On or after the 50% Trigger Date, the authorized number of directors may be increased or decreased by the affirmative vote of not less than two-thirds (2/3) of the then-outstanding shares of capital stock or by resolution of our board of directors. Under the Stockholders’ Agreement, Keane Investor, or any Holder, will have the following board representation rights:

•	from the date on which the Company is no longer a controlled company under the applicable rules of the NYSE but prior to date that Keane Investor and its respective affiliates, or any person who is an express assignee or designee of Keane Investor’s respective rights under our certificate of incorporation (and such assignee’s or designee’s affiliates) ceases to own, in the aggregate, at least 35% of the then-outstanding shares of our common stock (the “35% Trigger Date”), Keane Investor shall have the right to designate to our board of directors a number of individuals equal to one director fewer than 50% of our board of directors at any time (rounded up to the next whole number), and will (i) cause its directors appointed to the board of directors to vote in favor of maintaining an 11-person board of directors (unless the management board of Keane Investor otherwise agrees by affirmative vote of 80% of the members of the management board of Keane Investor) and (ii) appoint four directors designated by Cerberus and one director designated by Trican; provided, however, that such Keane Investor Designees are qualified and suitable to serve as members of our board of directors under all applicable corporate governance policies and guidelines of the Company and our board of directors, and all applicable legal, regulatory and stock exchange requirements (other than any requirements under the NYSE regarding director independence) (the “Director Requirements”);

•	for so long as any Holder has beneficial ownership of less than 35% but at least 20% of our then- outstanding common stock, such Holder shall have the right to designate to our board of directors a number of individuals who satisfy the Director Requirements equal to the greater of (i) three or (ii) 25% of the size of our board of directors at any time (rounded up to the next whole number);

•	for so long as any Holder has beneficial ownership of less than 20% but at least 15% of our then- outstanding common stock, such Holder shall have the right to designate to our board of directors a number of individuals who satisfy the Director Requirements equal to the greater of (i) two or (ii) 15% of the size of our board of directors at any time (rounded up to the next whole number); and

•	for so long as any Holder has beneficial ownership of less than 15% but at least 10% of our then- outstanding common stock, such Holder shall have the right to designate one individual to our board of directors who satisfies the Director Requirements.

2018 Proxy Statement | 47

Each of Cerberus, Trican and a representative of a majority of the shares of common stock held by the Keane Parties, shall be entitled to, at its option, designate up to two individuals in the capacity of non-voting observers (the “Observers”) to our board of directors. RockPile Holdings (or WDE RockPile Aggregate, LLC, if RockPile Holdings designates its appointment right) shall be entitled, subject to certain conditions, to appoint one individual in the capacity of Observer to our board of directors. The appointment and removal of any Observer shall be by written notice to the board of directors. An Observer may attend any meeting of the board of directors, provided that no Observer shall have the right to vote or otherwise participate in the board of directors meeting in any way other than to observe any applicable meeting of the board of directors. Our board of directors or any committee thereof shall have the right to exclude an Observer from any meeting or portion thereof in the sole discretion of a majority of the members in attendance at such meeting. If the Keane Parties, directly or indirectly, cease to beneficially own at least 50% of our common stock beneficially owned by the Keane Parties at the time of the RockPile Closing Date, the Keane Parties shall no longer have any right to appoint Observers and shall cause any appointed Observers to immediately resign. If Trican, directly or indirectly, ceases to beneficially own at least 25% of our common stock beneficially owned by Trican at the time of the RockPile Closing Date, Trican shall no longer have any right to appoint Observers and shall cause such appointed Observers to immediately resign. If the RockPile Holders, directly or indirectly, cease to beneficially own at least 50% of our common stock beneficially owned by the RockPile Holders at the time of the RockPile Closing Date, RockPile Holdings shall no longer have any right to appoint Observers and shall cause any appointed Observers to immediately resign.

Under the Stockholders’ Agreement, in the event of a vacancy on our board of directors arising through the death, resignation or removal of a Holder’s board designee, the Holder shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy.

Indemnification; Expenses

We have agreed to indemnify Keane Investor, or any Holder, against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which we sell our shares, unless such liability arose from Keane Investor, or any such Holder’s, misstatement or omission, and Keane Investor and the Holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We have also agreed to pay all expenses incident to our performance of or compliance with the registration rights under the Stockholders’ Agreement, including but not limited to all underwriting discounts, commissions, fees and related expenses of underwriters, provided that a Demand Holder shall be responsible for our out-of-pocket registration expenses in the case of a withdrawal of a demand registration by such party (subject to certain exceptions). In addition, the Stockholders’ Agreement will provide that any ownership interests in Keane forfeited by Trican as a result of an indemnification by Trican (in connection with our acquisition of the Acquired Trican Operations) will be subsequently transferred to our company by Keane Investor.

Keane Investor Limited Liability Company Agreement

Controlled affiliates and investment funds of Cerberus, the Keane Parties, Trican and management holders of Keane Group Holdings, LLC’s Class B Units, entered into the Keane Investor LLC Agreement, pursuant to which Keane Investor’s appointees to our Board of Directors will be selected. The Keane Investor LLC Agreement also contains certain non-competition restrictions as described above in “—Trican Transaction,” as well as transfer restrictions relating to Keane Investor’s shares of our common stock.

Coiled Tubing Asset Sales

In December 2017, we sold our dormant coiled tubing assets, including seven coiled tubing units and ancillary equipment related thereto, to Patriot Well Solutions LLC, an affiliate of WDE RockPile Aggregate, LLC, for a purchase price of $10.0 million.

48 | Keane Group, Inc.

Policy and Procedures for the Review, Approval or Ratification of Transactions with Related Persons

Prior to the completion of the IPO, our board of directors adopted a written policy (the “Related Party Policy”) and procedures for the review, approval or ratification of “Related Party Transactions” by the independent members of the Audit Committee. For purposes of the Related Party Policy, a “Related Party Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any fiscal year, (2) the Company or any of its subsidiaries is a participant, and (3) any Related Party (as defined herein) has or will have a direct or indirect material interest.

The Related Party Policy defines “Related Party” as any person who is, or, at any time since the beginning of the Company’s last fiscal year, was (1) an executive officer, director or nominee for election as a director of the Company or any of its subsidiaries, (2) a person with greater than five percent (5%) beneficial interest in the Company, (3) an immediate family member of any of the individuals or entities identified in (1) or (2) of this paragraph, and (4) any firm, corporation or other entity in which any of the foregoing individuals or entities is employed or is a general partner or principal or in a similar position or in which such person or entity has a five percent (5%) or greater beneficial interest. Immediate family members (each, a “Family Member”) includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home, other than a tenant or employee.

Prior to the Company entering into any Related Party Transaction, such Related Party Transaction will be reported to our General Counsel who will report the same to the Audit Committee. Our General Counsel will conduct an investigation and evaluation of the Related Party Transaction and will report his or her findings to the Audit Committee, including a summary of material facts. The Audit Committee will review the material facts of all Related Party Transactions which require the Audit Committee’s approval and either approve or disapprove of the Related Party Transaction, subject to the exceptions described below. If advance notice of a Related Party Transaction has been given to the Audit Committee and it is not possible to convene a meeting of the Audit Committee, then the chairman of the Audit Committee will consider whether the Related Party Transaction is appropriate and, if it is, will approve the Related Party Transaction, with the Audit Committee being asked to ratify the Related Party Transaction at the next regularly scheduled meeting of the Audit Committee. In the event the Audit Committee does not ratify any such Related Party Transaction, management shall make all reasonable efforts to cancel or annul such Related Party Transaction. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee, or its chairman, as applicable, will consider all factors it deems appropriate, including the factors listed below in “—Review Criteria.”

Entering into a Related Party Transaction without the approval or ratification required by the terms of the Related Party Policy is prohibited and a violation of such policy. In the event the company’s directors, executive officers or Chief Accounting Officer become aware of a Related Party Transaction that was not previously approved or ratified under the Related Party Policy, such person will promptly notify the Audit Committee (or, if it is not practicable for the company to wait for the Audit Committee to consider the matter, the chairman of the Audit Committee) will consider whether the Related Party Transaction should be ratified or rescinded or other action should be taken, with such review considering all of the relevant facts and circumstances regarding the Related Party Transaction, including the factors listed below in “—Review Criteria.” The chairman of the Audit Committee will report to the committee at its next regularly scheduled meeting any actions taken under the Related Party Policy pursuant to the authority delegated in this paragraph. The Audit Committee will also review all of the facts and circumstances pertaining to the failure to report the Related Party Transaction to the Audit Committee and will take, or recommend to our board of directors, any action the Audit Committee deems appropriate.

No member of the Audit Committee or director of our board will participate in any discussion or approval of a Related Party Transaction for which he or she is a Related Party, except that the Audit Committee member or board director will provide all material information concerning the Related Party Transaction to the Audit Committee.

If a Related Party Transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Party to ensure that they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate.

2018 Proxy Statement | 49

Review Criteria

All Related Party Transactions will be reviewed in accordance with the standards set forth in the Related Party Policy after full disclosure of the Related Party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or its chairman, as applicable, will review and consider:

•	the Related Party’s interest in the Related Party Transaction;

•	the terms of the Related Party Transaction, including the approximate dollar value of the amount involved in the Related Party Transaction and the approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is being undertaken in the ordinary course of business of the Company;

•	whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	a description of any provisions or limitations imposed as a result of entering into the Related Party Transaction;

•	whether the proposed transaction includes any potential reputational risk issues for the Company which may arise as a result of or in connection with the Related Party Transaction;

•	whether the proposed transaction would violate any requirements of the Company’s financing or other material agreements; and

•	any other relevant information regarding the Related Party Transaction or the Related Party.

The Audit Committee, or its chairman, as applicable, may approve or ratify the Related Party Transaction only if the Audit Committee, or its chairman, as applicable, determines in good faith that, under all of the circumstances, the transaction is fair to the Company. The Audit Committee, in its sole discretion, may impose such conditions as it deems appropriate on the Company or the Related Party in connection with approval of the Related Party Transaction.

Pre-Approved Related Party Transactions

The Audit Committee has determined that the following transactions will be deemed pre-approved or ratified and will not require review or approval of the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee.

•	Any employment by the Company of an executive officer of the Company or any of its subsidiaries if the related compensation conforms with our Company’s compensation policies and if the executive officer is not a Family Member of another executive officer or of a director of our board; and

•	Any compensation paid to a director of our board if the compensation is consistent with the Company’s bylaws and any compensation policies.

Notwithstanding anything to the contrary in the Related Party Policy, in the event the bylaws of the Company require review by our board of directors and/or approval of a Related Party Transaction, the Audit Committee, and its chairman, will not have the authority to review or approve a Related Party Transaction but will provide a recommendation to our board of directors for the board’s use in its consideration of a given Related Party Transaction.

50 | Keane Group, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our directors, executive officers and greater than 10% stockholders are required to file initial statements and reports of changes of ownership of our common stock on Forms 3, 4 and 5 with the SEC.

We have reviewed these reports, including any amendments there to and written representations from the directors and executive officers. Based upon this review, we believe that all 2017 filing requirements were met for each of our directors and executive officers subject to Section 16(a).

Proposals by Stockholders

The Company expects that its 2019 Annual Meeting will be held in May 2019 consistent with the Company’s 2018 Annual Meeting. Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2019 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, not earlier than January 24, 2019 nor later than February 23, 2019, which are dates at least 90 days but not more than 120 days in advance of the first anniversary of the date of the Annual Meeting.

Stockholders who intend to submit a proposal at 2019 Annual Meeting and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than January 24, 2019 nor later than February 23, 2019. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one Proxy Statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial stockholder that elected to continue to receive separate Proxy Statement wishes to receive a single Proxy Statement in the future, that stockholder should contact their broker or send a request to us care of the Corporate Secretary at 2121 Sage Road, Suite 370, Houston, Texas 77056. Telephone requests may be directed to (713) 960-0381. We will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

2018 Proxy Statement | 51

ANNUAL MEETING OF STOCKHOLDERS OF

KEANE GROUP, INC.

May 24, 2018

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

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i	Please detach along perforated line and mail in the envelope provided.	i

∎	00033333333333330400 2		052418

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3 AND VOTE “ONE YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			1. Election of Directors		FOR	AGAINST	ABSTAIN

			James C. Stewart		☐	☐	☐
			Marc G. R. Edwards		☐	☐	☐
			Lucas N. Batzer		☐	☐	☐
			Dale M. Dusterhoft		☐	☐	☐
			Christian A. Garcia		☐	☐	☐
			Lisa A. Gray		☐	☐	☐
			Gary M. Halverson		☐	☐	☐
			Shawn Keane		☐	☐	☐
			Elmer D. Reed		☐	☐	☐
			Lenard B. Tessler		☐	☐	☐
			Scott Wille		☐	☐	☐

2.  To ratify the appointment of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2018 and to authorize the Board of Directors, acting through the Audit and Risk Committee, to determine the auditors’ remuneration.

					☐	☐	☐
			3. To approve, in an advisory vote, the compensation of our named executive officers.		☐	☐	☐
				ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	4. To recommend the frequency of advisory votes on named executive officer compensation.	☐	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0                    ⬛

KEANE GROUP, INC.

Proxy for Annual Meeting of Stockholders on May 24, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Kevin M. McDonald and James A. Stewart, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the 2018 Annual Meeting of Stockholders, to be held at The Woodlands Resort, located at 2301 North Millbend Drive, The Woodlands, Texas, 77380 on Thursday, May 24, 2018 at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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